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Exhibit 10.12

LEASE

By and Between

WELLSFORD/WHITEHALL HOLDINGS, L.L.C.

("Landlord")

and

TECHTARGET.COM, INC.

("Tenant")

Cutler Lake Corporate Center

117 Kendrick Street

Needham, Massachusetts

4.	COVENANTS REGARDING REPAIRS, ALTERATIONS, INSURANCE, CASUALTY AND CONDEMNATION		16
	4.1.	Repairs and Maintenance	16
	4.2.	Alterations	17
	4.3.	Insurance	19
	4.4.	Casualty	21
	4.5.	Condemnation	22
5.	SPECIAL RIGHTS AND OBLIGATIONS		23
	5.1.	Assignment and Subletting	23
	5.2.	Signage	26
	5.3.	Parking	27
	5.4.	Extension Option	27
	5.5.	Expansion Option	28
	5.6.	Right of First Offer	30
6.	DEFAULT AND REMEDIES		32
	6.1.	Definition of Event of Default	32
	6.2.	Remedies	33
	6.3.	Damages	35
	6.4.	Landlord's Default	37
	6.5.	Intentionally Omitted	37
7.	LENDER PROTECTION		37
	7.1.	Subordination	37
	7.2.	Estoppel Certificates	38
	7.3.	Mortgagee Protection	38
8.	MISCELLANEOUS		39
	8.1.	Brokers	39
	8.2.	Termination of 2000 Lease	39
	8.3.	Notices	39
	8.4.	Attorneys' Fees	39
	8.5.	Security	39
	8.6.	Inability to Perform; Force Majeure; Tenant Delay	39
	8.7.	Additional Provisions Governing Indemnification Obligations	40
	8.8.	Limitation Upon Landlord's Personal Liability	40
	8.9.	Miscellaneous Provisions	41
	8.10.	WAIVER OF JURY TRIAL	43
9.	EXHIBITS TO LEASE		43

LEASE

        THIS LEASE is made as of this 25th day of November 2003, by and between WELLSFORD/WHITEHALL HOLDINGS, L.L.C., a De aware limited liability company ("Landlord") with a mailing address of c/o Archon Atlantic, Stony Brook Office Park, 130 Turner Street, Waltham, Massachusetts 02453, and TECHTARGET.COM, INC., a Delaware corporation ("Tenant") with a mailing address of 117 Kendrick Street, Needham, Massachusetts 02494.

RECITALS:

        For and in consideration of the Rent (defined below) and agreements of Tenant set forth in this Lease, Landlord grants and conveys to Tenant, and Tenant hereby hires and takes from Landlord, a leasehold interest in the Premises (defined below) for the Term (defined below) hereinafter stated, -subject to all of the terms of this Lease.

        NOW THEREFORE Landlord and Tenant hereby agree to the following:

1.    BASIC TERMS AND DEFINITIONS.    The following provisions and definitions shall apply throughout this Lease:

        1.1.    "Additional Rent" means all sums owed, payable or reimbursable by Tenant to Landlord under this Lease, including Tenant Electric, Tenant's Share of Expense Increases and Tenant's Share of Tax Increases, but excluding Base Rent.

        1.2.    Intentionally Omitted.

        1.3.    "Applicable Submarket" shall mean the Needham/Newton/Route 128/Massachusetts Turnpike area.

        1.4.    "Base Rent" shall mean the monthly payments of base rent for the Premises, which are payable for each month during the Term commencing on the Rent Commencement Date, as follows, subject to adjustment as set forth in this Lease, including, without limitation, Section 2.1.1.

Months	Annual Basic Rent per Square Foot	Annual Base Rent		Monthly Base Rent
1-12	$19.00	$569,506.00	*	$47,458.83
13-18	$20.00	$599,480.00	*	$49,956.67
19-24	$20.00	$846,600.00		$70,550.00
25-36	$22.00	$931,260.00		$77,605.00
37-72	$24.00	$1,015,920.00		$84,660.00

*
Reflects Base Rent on Initial Premises

        1.5.    "Broker" means Cushman & Wakefield of Massachusetts, Inc. and Meredith & Grew.

        1.6.    "Building" means that certain building located on the Land and commonly known as 117 Kendrick Street, Needham, Massachusetts.

        1.7.    "Building Rentable Area" means 211,555 square feet of rentable area. Landlord and Tenant hereby stipulate to the Building Rentable Area.

        1.8.    "Expansion Option" means Tenant's right to lease certain "Expansion Space" within the Building or in other Landlord-owned buildings within a two-mile radius of the Building, as more fully set forth in Section 5.5.

        1.9.    "Extension Option" means Tenant's option to extend the Initial Term (as defined in Section 1.29) for one (1) Extension Term of sixty (60) months, as set forth in Section 5.4, below.

        1.10.    "Extension Term" means an additional term of sixty (60) months for which Tenant has, or may have, the right to exercise an Extension Option pursuant to Section 5.4, below.

        1.11.    "Lease Commencement Date" means January 1, 2004.

        1.12.    "Land" means the parcel of land upon which the Building is situated, which is described in Exhibit A-2, attached hereto, and which shall be deemed to include all exterior site improvements other than the Building unless otherwise set forth herein.

        1.13.    Intentionally Omitted.

        1.14.    "Lease Year" means and refers to twelve (12) month periods within the Term, the first of which shall commence on the Rent Commencement Date and terminate on the last day of the twelfth full calendar month after the Rent Commencement Date. Each subsequent Lease Year shall commence on the date immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months.

        1.15.    "Notice Address" means, with regard to Landlord: Wellsford/Whitehall Holdings, L.L.C., c/o Archon Atlantic, Stony Brook Office Park, 130 Turner Street, Building 1, Waltham, Massachusetts 02453, Attention: Chief Operating Officer with a copy to (i) Archon Atlantic, Chatham Executive Center, 26 Main Street, First Floor, Chatham, New Jersey 07928, Attention: General Counsel; and (ii) Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, Attention: Robert F. Houser, P.C.

        1.16.    "Notice Address" means, with regard to Tenant: Techtarget.com, Inc., 117 Kendrick Street, Needham, Massachusetts 02494, Attn: Eric Sockol.

        1.17.    "Operating Expense Base Year" means the calendar year ending December 31, 2004.

        1.18.    "Parking Allocation" means one hundred forty (140) unreserved parking spaces located within the Parking Facilities, subject to the terms of Section 5.3, below.

        1.19.    "Permitted Use" shall mean general office and administrative use.

        1.20.    "Premises" means the portion of the Building located in the northeast quadrant of the Building, together with a nonexclusive right to use parking and Common Areas (as defined in Section 2.2.1.C) as more fully provided in this Lease. The Premises are comprised of the Initial Premises, as hereinafter defined, and the Additional Premises, as hereinafter defined. The locations and configurations of the Initial Premises and the Additional Premises are shown on Exhibit A-1 attached hereto. If the Premises are comprised of one or more entire floors of the Building, the Premises shall include the elevator lobby, core area restrooms, janitor's closets and utility closets on each full floor (and, in such event, such areas shall not constitute Common Areas for purposes of Section 2.2.1.C). No easement for light or air is incorporated in the Premises. For purposes of this Lease, "Initial Premises" shall mean the 29,974 rentable square feet of space originally demised to Tenant under lease dated April 25, 2000, as amended by First Amendment to Lease dated as of October 10, 2000, which Initial Premises are denoted on Exhibit A-1 attached hereto as the "Initial Premises." "Additional Premises" shall mean the 12,356 rentable square feet of space denoted on Exhibit A-1 attached hereto as the "Additional Premises."

        1.21.    "Premises Rentable Area" means 42,330 square feet of rentable area comprised of (a) 29,974 rentable square feet of Initial Premises and (b) 12,356 rentable square feet of Additional Premises. Landlord and Tenant hereby stipulate to the Premises Rentable Area. The parties hereby acknowledge and agree that the rentable area of the Premises is calculated by dividing the useable square footage of the Premises by 0.87 (representing a loss factor of 13%).

        1.22.    "Prime Rate" means "Prime Rate" of interest as published from time to time in the Wall Street Journal, or if not so published, then the "Prime Rate" as established from time to time by the bank in which Landlord maintains its bank accounts with respect to the Building.

        1.23.    "Property" means the Land, Building, Parking Facilities and all other improvements constructed in, on or under the Land and Building and serving the Land and Building.

        1.24.    "Real Estate Tax Base Year" means the fiscal year commencing on July 1, 2003 and ending on June 30, 2004.

        1.25.    "Rent" means Base Rent plus Additional Rent.

        1.26.    "Rent Commencement Date" means (a) subject to the provisions of Section 8.2 hereof, January 1, 2004 with respect to the Initial Premises and (b) July 1, 2005 with respect the Additional Premises, it being understood and agreed, however, that notwithstanding anything contained in this Lease to the contrary, payments of Additional Rent with respect to the entire Premises shall commence upon the Lease Commencement Date.

        1.27.    "Rent Payment Address" means c/o M&G Cutler Lake Corp. LLC. P. O. Box 414066, Boston, Massachusetts 02241-4066. Landlord may, upon ten (10) days' prior written notice to Tenant, designate a new Rent Payment Address.

        1.28.    "Right of First Offer" means Tenant's right of first offer to lease certain "Offer Space" in portions of the Building, as more fully set forth in Section 5.6.

        1.29.    "Tenant's Share" means 20%, which is calculated based on a fraction, the numerator of which is the Premises Rentable Area and the denominator of which is the Building Rentable Area. Tenant's Share shall be adjusted for changes in the Rentable Area of the Premises and/or Building.

        1.30.    "Term" shall commence on the date of final execution of this Lease and shall expire on December 31, 2009 (the "Lease Expiration Date"). References herein to the "Term" shall be deemed to mean and include the initial term of this Lease (the "Initial Term"), and any Extension Term provided for under Section 5.4, below, to the extent properly exercised and effective pursuant to the terms of this Lease.

        1.31.    "Work Agreement" means Exhibit C, to this Lease, which governs the design and construction of all leasehold improvements to be performed in connection with Tenant's initial occupancy of the Premises.

2.    TENANT'S COVENANTS.

        2.1.    Tenant's Covenant to Pay Rent.

          2.1.1.    Rent Commencement Date.    Tenant shall pay to Landlord the Rent set forth in this Lease in lawful money of the United States, without notice, demand, deduction or offset except as otherwise set forth in this Lease. Base Rent shall (except for Tenant's Advance Deposit) be paid in advance on or before the first day of each month, at the Rent Payment Address. Unless otherwise provided in this Lease, all other payments due under this Lease shall be paid no later than thirty (30) days after the date Landlord provides Tenant with a written request for payment which sets forth the amount due. Base Rent for any partial month at the beginning of the Lease Term shall be prorated based on the Base Rent in effect for the first month in which Base Rent is payable hereunder.

          2.1.2.    Late Charge.    If Tenant fails to make any payment within seven (7) business days after the date due, then Tenant shall pay to Landlord a late charge ("Late Charge") equal to four percent (4%) of such overdue amount. Notwithstanding the foregoing to the contrary, Landlord shall waive the first such Late Charge arising during any Lease Year during the Term, provided that Landlord receives such overdue Rent Payment within three (3) business days after the date Landlord provides Tenant with written notice that such Rent Payment is overdue.

          2.1.3.    Interest on Overdue Amounts.    In addition to any Late Charge payable by Tenant, if any Rent or other amount due from Tenant to Landlord is not paid within seven (7) business days after the date due (if Tenant was not assessed a Late Charge by virtue of such late payment) or thirty (30) days after the date due (if Tenant was assessed a Late Charge by virtue of such late payment), such unpaid amount shall bear interest from the date originally due until the date paid at an annual rate of interest (the "Default Rate") equal to the greater of (a) the highest late charge rate payable under any financing of the Property secured by a first mortgage or first deed of trust thereon assuming a default by Landlord in the payment of any monthly installment of principal and/or interest thereunder, or (b) the Prime Rate plus two percent (2%) per annum, but in no event shall the Default Rate be greater than the highest annual rate of interest permitted under applicable Laws. The term "Prime Rate" shall mean the "Prime Rate" of interest as published from time to time in the Wall Street Journal, or if not so published, then the "Prime Rate" as established from time to time by the bank in which Landlord maintains its bank accounts with respect to the Building.

        2.2.    Tenant's Covenant to Pay Additional Rent.

          2.2.1.    Defined Terms.    The following capitalized terms shall have the meanings indicated:

            A     "Annual Statement" shall mean a written statement setting forth (i) Tenant Electric, Building Electric, Operating Expenses and Real Estate Taxes for a calendar year, (ii) Tenant's Share of Expense Increases for such year, and (iii) Tenant's Share of Tax Increases for such year, calculated in accordance with this Section 2.2.

            B     "Building Electric" shall mean all expenses paid or incurred by Landlord, and all surcharges imposed, for electrical service furnished to the Building and Common Areas, excluding Tenant Electric (as defined below).

            C     "Common Areas" shall mean and refer to those areas and facilities of the Property which are available for the use of tenants of the Building in common with Landlord and other tenants of the Building, including Parking Facilities, pedestrian walkways, landscaped areas, main lobby, elevators, stairs, corridors, and, on multi-tenanted floors, elevator lobbies, core area restrooms, janitor's closets and utility closets.

            D     "Laws" shall mean all present and future statutes, laws, codes, regulations, ordinances, orders, rules, bylaws, administrative guidelines, requirements, directives and actions of any federal, state or local governmental or quasi-governmental authority, and other legal requirements of whatever kind or nature that are applicable to the Property, (including Environmental Laws) and any amendments, modifications or changes to any of the foregoing.

            E     (i) "Operating Expenses" shall mean Landlord's costs and expenses incurred in operating the Property (except to the extent such costs and expenses are excluded under Section 2.2.I.E(ii), below), including all of the following: (a) all costs of operation, repair and maintenance incurred by Landlord under any provision of this Lease; (b) expenses and surcharges incurred for water, gas, sewer, oil, and other utility services and not paid by another tenant in the Building separately from Operating Expenses, including without limitation, Building Electric; (c) costs of Building supplies, materials and equipment; (d) subject to the provisions of Section 2.1.1, costs of cleaning, trash removal (including recycling) and janitorial services; (e) costs of window glass replacement, repair and cleaning; (f) costs of landscaping, snow removal, and other service and/or management contracts; (g) costs of achieving ongoing compliance with any Laws, including charges and assessments; (h) all compensation, insurance premiums, fringe benefits and payroll taxes paid for all persons engaged in the operation, management, maintenance and repair of the Building (including the costs of uniforms and dry-cleaning for on-site personnel); (i) except to the extent excluded under clause (ii), below, capital expenditures incurred to reduce Tenant Electric, Building Electric, or Operating Expenses, to comply with any Laws enacted after the date of this Lease, to replace existing equipment and machinery necessary to the day-to-day operation of the Property, or which are in lieu of needed repairs, provided, however, that the amount recoverable as an Operating Expense in the year in which any such capital expenditure is made (and in each year of the Term thereafter) shall equal the sum of all amortization payments payable during each such year if such capital expenditure were amortized in equal monthly installments of principal and interest over the useful life of the item in question (not to exceed one hundred twenty (120) months) at an interest rate equal to the greater of (x) the Prime Rate plus two percent (2%) and (y) seven percent (7%) per annum; (j) cost of premiums for insurance for the Property (including property insurance, liability insurance, rent interruption insurance and any insurance required by a first mortgagee of the Land and/or Building); (k) reasonable and customary property management fees at rates consistent with rates charged for comparable office projects in Applicable Submarket providing similar services but in no event greater than 5% of revenues collected for the Building; (1) vault space rentals and public space rentals, if any; (m) the cost of operating any amenities furnished generally to tenants of the Building; (n) the cost of any services furnished by Landlord pursuant to Section 3.1, below, to the extent not otherwise included within this definition of Operating Expenses; (o) the cost of telephone, telegraph, postage, stationery supplies and other materials and expenses required for the routine operation of the Property; (p) association assessments or other assessments for project-wide common area services; (q) any other expense or charge whether or not described above which, in accordance with generally accepted accounting and management practices, would be considered a reasonable and necessary expense of maintaining, managing, operating or repairing the Property; and (r) to the extent Landlord reimburses Tenant for the exercise of its self-help rights relating to any cost which would constitute an Operating Expense, the amount reimbursed shall be included as an Operating Expense for the year in which Tenant performed the applicable Landlord obligation, but solely to the extent the same would otherwise have constituted an Operating Expense had Landlord performed such obligation directly.

               (ii)  Notwithstanding Section 2.2.1.E(i) to the contrary, Operating Expenses shall not include the following: (1) costs of any special services rendered to individual tenants (including Tenant), for which a special, separate charge shall be made; (2) Real Estate Taxes and Tenant Electric; (3) ground rent, if Landlord's interest in the Land is derived solely from a ground lease; (4) interest or principal on mortgages encumbering the Land relating to funds borrowed by Landlord; (5) leasing commissions, advertising, legal, space planning and construction expenses, incurred in procuring, negotiating leases with, and installing leasehold improvements for, tenants or prospective tenants of the Building; (6) salaries, wages, bonuses or other compensation paid to officers or executives of Landlord (or Landlord's property management firm) in their capacities as officers and executives; (7) any other expenses for which Landlord actually receives direct reimbursement from insurance, condemnation awards, other tenants or any other source, but excluding general payments on account of Expense Increases made by Tenant and other tenants of the Building; (8) any costs of renovating or otherwise improving space for tenants or other occupants of the Building; (9) any costs in connection with the repair, replacement or correction of any defective construction work which is covered by an applicable construction warranty; (10) any costs of repairs or replacements to Structural Elements (provided that the costs of ordinary day-to-day maintenance and minor repairs of Structural Elements shall be included in Operating Expenses); (11) in the Base Year only, any non-recurring capital expenditures; (12) any charges under any maintenance or management contract made with an affiliate of Landlord to the extent such charges exceed what would have been paid at arm's length with an unrelated party; (13) any of Landlord's general overhead not directly connected with the operation of the Property; (14) any costs, fines or penalties incurred due to the violation by Landlord of any Law; (15) any increases in premiums for any insurance maintained by Landlord resulting from the extra-hazardous activities of Landlord or tenants other than Tenant; (16) any costs of maintenance, repairs or replacements required because of the negligent or willful acts or omissions of Landlord; (17) any costs of artwork; (18) any capital expenditures incurred by Landlord in order to comply with any Laws enacted prior to the date of this Lease; (19) any Environmental Liabilities for which Landlord is responsible under "this Lease; and (20) any administrative fees or property management fees other than those specified in Section 2.2.1.(E)(i)(k) above.

            F      "Parking Facilities" shall mean the surface parking lot that serves the Building, as the same may be modified from time to time, including all means of ingress and egress thereto.

            G     "Real Estate Taxes" shall mean all taxes and assessments of any kind, assessed or imposed upon the Property, and/or the fixtures, machinery, equipment or systems in, upon or used in connection with the operation of the Property. Real Estate Taxes shall include (a) any taxes imposed upon the Property or the rents payable hereunder in the nature of a sales or use tax or other levy (but shall exclude any income or franchise tax, net profits tax, estate tax, inheritance tax or payroll tax), and (b) all reasonable expenses (including, but not limited to, attorneys' fees, consultant's fees and/or disbursements) incurred by Landlord in obtaining or attempting to obtain a reduction or refund of Real Estate Taxes. Landlord shall pay any special assessment in installments to the extent it has the right to do so, and in such event, Real Estate Taxes shall include such installments and interest paid on the unpaid balance of the assessment. In the event Landlord succeeds in obtaining a reduction or refund of Real Estate Taxes, then Tenant shall be entitled to receive Tenant's Share of the amount of any net reduction obtained or net refund received by Landlord to the extent allocable to the Term of this Lease, but in no event in excess of the Tax Increases paid by Tenant allocable to such period.

            H     "Building Systems" shall mean the roof and roof system, and the mechanical, electrical, plumbing, heating, ventilation and air-conditioning ("HVAC"), life safety, fire safety (including sprinkler) and security systems serving the Building and Common Areas;

            I      "Tenant Electric" shall mean all expenses paid or incurred by Landlord, and all surcharges imposed, for electrical service furnished to the Premises as shown on a separate submeter for the Premises, including the electrical lights, outlets, and other electrical connections located within, and the HVAC and other Building Systems which exclusively serve, the Premises.

          2.2.2.    Payment Covenant.    For each calendar year or portion thereof during the Term, Tenant shall pay as Additional Rent to Landlord the sum of (i) Tenant Electric, (ii) Tenant's Share of the amount (hereinafter referred to as "Expense Increases"), if any, by which Operating Expenses for such calendar year exceed Operating Expenses for the Operating Expense Base Year, provided, however, that Expense Increases for any calendar year shall not exceed eight percent (8%) of the immediately preceding calendar year, and (iii) Tenant's Share of the amount (hereinafter referred to as "Tax Increases") if any, by which Real Estate Taxes for such calendar year exceed Real Estate Taxes for the Real Estate Tax Base Year.

          2.2.3.    Monthly Estimated Payments.    Monthly payments on account of Tenant Electric, Tenant's Share of Expense Increases and Tenant's Share of Tax Increases, shall be paid at the same time and in the same manner as payments of Base Rent, in an amount equal to one-twelfth (1/12) of Landlord's good faith estimate of each such item for the then-current calendar year (which shall not exceed 105% of the actual amounts incurred for the prior calendar year unless Landlord determines, in good faith, that a larger estimate is warranted). Tenant's obligation to make monthly payments on account of Tenant Electric shall commence on the earliest to occur of (a) the Lease Commencement Date, (b) the date Tenant commences occupancy of the Premises or any portion thereof to commence the TI Work, as defined in the Work Agreement, (c) the date Tenant commences occupancy of the Premises or any portion thereof for purposes of business operations, and Tenant's obligation to make monthly payments on account of Tenant's Share of Expense Increases and Tenant's Share of Tax Increases shall commence on the first (1st) day of the calendar year following the expiration of the Operating Expense Base Year. Landlord shall endeavor to communicate such estimate to Tenant on or before the date Landlord provides Tenant with the Annual Statement, provided that until Landlord provides such estimate to Tenant, Tenant's estimated payments will be based upon 105% of the prior year's estimate. The foregoing notwithstanding, to the extent Tenant Electric is determined on the basis of submetering or measuring devices, Tenant shall pay Tenant Electric after Landlord's written invoice therefor based upon Tenant's actual consumption (without markup).

          2.2.4.    Annual Reconciliation.    Within approximately one hundred twenty (120) days after the end of each calendar year, Landlord shall deliver the Annual Statement to Tenant. Tenant shall pay to Landlord any deficiency between (a) the sum of (i) the amount shown as Tenant Electric for such calendar year, (ii) the amount shown as Tenant's Share of Expense Increases, if any, for such calendar year, and (iii) the amount shown as Tenant's Share of Tax Increases, if any, for such calendar year, and (b) the sum of any payments made by Tenant on account thereof in accordance with Section 2.2.3, above. If the payments made by Tenant pursuant to Section 2.2.3 exceed the total amount shown as being due from Tenant for such calendar year in the Annual Statement, the excess amount shall be applied against the next payment(s) of Base Rent or Additional Rent coming due hereunder, unless the Lease shall have expired and Tenant shall have surrendered possession of the Premises to Landlord in accordance with the terms of this Lease, in which event Landlord shall refund such excess to Tenant at the time of its delivery of the Annual Statement.

          2.2.5.    Additional Provisions.

            A     Further Adjustment to Operating Expenses. In the event Landlord shall furnish services to less than ninety-five percent (95%) of the rentable area of the Building because (i) the average occupancy level of the Building for the applicable period was less than ninety-five percent (95%) of full occupancy, (ii) any such utility or service is not required by or provided to one or more of the tenants or occupants of the Building, or (iii) any tenant or occupant is itself obtaining or providing any such utility or services directly, then Operating Expenses for such period (including, if applicable, the Operating Expense Base Year) shall be adjusted to include all Operating Expenses which Landlord reasonably determines that Landlord would have incurred for such period if Landlord had furnished services to ninety-five percent (95%) of the rentable area of the Building. The intent of this Section 2.2.5A is to ensure that the reimbursement of all Operating Expenses is fair and equitably allocated among the tenants receiving such utilities and services. In the calculation of Operating Expenses hereunder, no expense shall be charged more than once.

            B     Partial Year; End of Term. In any partial calendar year during the Term, Tenant's obligation to pay Tenant Electric, Tenant's Share of Building Electric, Tenant's Share of Operating Expenses, and Tenant's Share of Real Estate Taxes shall be prorated on an equitable basis. To the extent Real Estate Taxes, Operating Expenses, Tenant Electric or Building Electric cannot be determined more accurately or equitably for any partial calendar year by a method other than proration, the parties agree that such determination shall be made by multiplying the amount thereof for the full calendar year by a fraction, the numerator of which is the number of days during such partial calendar year falling within the Term and the denominator of which is 365. If a more accurate or equitable method of allocation is available, the parties agree to utilize such method.

            C     Intentionally Omitted.

            D     Payment Pending Resolution of Dispute. In the event of any dispute concerning the computation of the amount of any Additional Rent due, Tenant shall pay the amount specified by Landlord pending the resolution of the dispute, provided such payment shall be without prejudice to Tenant's right to continue to challenge the disputed computation. In the event that Tenant successfully challenges the disputed computation, Landlord shall refund to Tenant the amount of any overpayment of such Additional Rent (together with interest thereon at the rate of two percent (2%) over the Prime Rate) within thirty (30) days after the dispute is finally resolved.

            E     Tenant's Right of Review. Each Annual Statement that Landlord provides to Tenant pursuant to Section 2.2 shall be conclusive and binding upon Tenant unless, within one hundred eighty (180) days after Tenant's receipt of the Annual Statement for a particular calendar year, Tenant provides Landlord with written notice (the "Review Notice") stating that Tenant is exercising its right to undertake a more extensive review of the Operating Expenses, Tenant Electric or Real Estate Taxes (hereinafter "Total Expenses") for the Building for such calendar year. Such review shall commence within sixty (60) days after Tenant's Review Notice on a mutually agreeable time and date, at the offices of Landlord (or such other location as is reasonably designated by Landlord), and shall be completed within seventy-five (75) days after commenced. Tenant's review shall take place during Landlord's normal business hours, and shall be limited to those books and/or documentation which contain the data for and the method used by Landlord in calculating the Total Expenses for the Building for the applicable year. Tenant shall have the right to review Total Expenses for the Building for a particular calendar year no more than once in any given Lease Year. Tenant shall notify Landlord in writing of the results of Tenant's review within thirty (30) days after such review is completed.

    If Tenant's review demonstrates that Landlord has overstated Total Expenses, but by less than five percent (5%), then Landlord shall credit the amount of such overstatement against Tenant's next due payment of Base Rent and additional rent (or refund the same to Tenant if this Lease has expired), and Tenant shall bear the full cost of Tenant's review. If Tenant's review demonstrates that Landlord has overstated Total Expenses by five percent (5%) or more, then Landlord shall credit such amount against Tenant's next due payment of Operating Expenses and Real Estate Taxes (or refund the same to Tenant if this Lease has expired), and provided the consultant or accountant engaged by Tenant is not compensated on the basis of a contingency fee or a success fee, Landlord shall reimburse Tenant the reasonable and actual costs of Tenant's review, not to exceed the greater of (a) Five Thousand Dollars ($5,000), or (b) the amount of the overstated Total Expenses demonstrated by Tenant's review

        2.3.    Guaranty.

          2.3.1.    Intentionally Omitted.

          2.3.2.    Guaranty of Lease.    Simultaneously with the execution and delivery of this Lease by Tenant to Landlord, Tenant shall also deliver to Landlord a guaranty executed by United Communications Group Limited Partnership (the "Guarantor"), in the form attached hereto as Exhibit F (the "Guaranty"), pursuant to which Guarantor guarantees, unconditionally and absolutely, to Landlord for the period commencing upon the Lease Commencement Date and terminating on July 31, 2006 (except as otherwise expressly provided herein) the full and faithful keeping, performance and observance of all the covenants, agreements, terms, provisions and conditions of the Lease provided to be kept, performed and observed by Tenant (expressly including, without being limited to, the payment as and when due of the Base Rent, Additional Rent, charges and damages payable by Tenant under the Lease) and the payment of any and all other damages for which Tenant shall be liable by reason of any act or omission contrary to any of said covenants, agreements, terms, provisions or conditions.

        2.4.    Tenant's Covenants Regarding Use and Compliance with Laws.

          2.4.1.    General Use Covenants.    Tenant covenants and agrees:

            A     to use the Premises for the Permitted Use, and for no other business, activity or purpose;

            B     that any of its office machines or equipment or other activities within the Premises which involve unusual noise or vibration, or cold, heat or fumes that may be transmitted to the Building or to any other leased space therein to such a degree as to be reasonably objectionable to Landlord or to any other tenant in the Building, shall be placed, maintained, isolated, stored and/or vented by Tenant (at its expense) so as to absorb such vibration, noise, cold, heat or fumes and prevent disturbance to any other tenant in the Building (or Tenant shall take such other actions, at its sole cost and expense, as may be necessary to eliminate such disturbance);

            C     that it shall observe the rules and regulations for the Building which are attached as Exhibit D hereto (as the same may be amended pursuant to Section 2.4.3, the "Rules and Regulations");

            D     that it will not, without Landlord's prior written consent, place a load upon the floor of the Premises which exceeds the maximum live load per square foot which the Building was designed to accommodate, as reasonably determined by Landlord;

            E     that it will notify Landlord prior to the installation of any high-density filing systems, or any unusually heavy equipment or machinery, in the Premises (and that all such installations shall be subject to Landlord's reasonable consent).

            F      that it will not (except as otherwise shown on Tenant's Plans) install or operate in the Premises any electrical or other equipment whose electrical energy consumption exceeds that of normal office use, without first obtaining the prior consent in writing of Landlord (who may condition such consent upon the payment by Tenant of Additional Rent to compensate for excess consumption of water and/or electricity, increases to the capacity of Building Systems, and other similar requirements).

            G     that it shall not conduct or permit to be conducted any sale by auction in, upon or from the Premises, whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceedings.

          2.4.2.    Covenants Regarding Compliance with Laws.    Tenant covenants and agrees that it will, at its own cost, promptly comply with and carry out all Laws to the extent that same apply to (i) the manner of Tenant's specific occupation or use of the Premises, (ii) the conduct of Tenant's business therein, (iii) the construction of any improvements in, or Alterations to, the Premises to the extent designed by Tenant or Tenant's architect, or performed under Tenant's direction and/or supervision, (iv) any assignment, sublease or license of the Premises or any part thereof by Tenant, (v) any termination of this Lease and surrender of possession by Tenant, whether or not after an Event of Default, (vi) any corporate reorganization, consolidation, recomposition, or similar change in Tenant's organization, (vii) any acts, omissions or other activities of Tenant in or on the Property, and/or (viii) any other fact or circumstance specific to Tenant or to Tenant's specific occupation or use of the Premises, the existence or continuation of which imposes upon Tenant the obligation to comply with Laws. Subject to the foregoing, to the extent that any Laws require modifications to the Premises, the Building, or the Land in order to bring same into compliance with such Laws and either (a) such Laws which were in effect prior to the date of this Lease and are not Tenant's responsibility under this Section 2.4, and (b) such Laws relate to modifications of items, the design or installation of which was Landlord's responsibility under the Work Agreement, Landlord shall be responsible for the compliance of such item(s) with such Laws at Landlord's cost.

          2.4.3.    Modifications to Rules and Regulations.    Landlord shall have the right from time to time upon thirty (30) days' prior written notice to Tenant to reasonably modify the Rules and Regulations, provided that such modification shall not materially adversely affect Tenant's use and occupancy of the Premises for the Permitted Use. Landlord shall not be responsible to Tenant for the nonperformance of any Rules and Regulations.

          2.4.4.    Acts Which Are Unlawful or Which Increase Insurance Premiums.    Tenant shall not perform, nor permit any act to be done in or about the Property by Tenant's Agents that is unlawful or that will increase the existing rate of insurance on the Building. Landlord acknowledges and agrees that Tenant's use of the Premises for the Permitted Use shall not violate the previous sentence. In the event the existing rate of insurance is increased because of any breach of this covenant, Tenant shall pay to Landlord any and all fines, penalties, and/or increases in insurance premiums resulting from such breach.

        2.5.    Tenant's Covenants Regarding Environmental Matters.

          2.5.1.    Defined Terms.    For purposes of this Lease, the following terms shall have the following meanings:

            A     "Costs and Claims" shall mean third party claims, liabilities, judgments, demands, causes of action, losses, damages, penalties, fines, fees, settlement payments, obligations, actions or causes of actions, encumbrances, and costs and expenses (including reasonable attorneys', consultants', engineers' and expert witness fees, expenses and costs).

            B     "Discharge" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping as defined by Environmental Laws.

            C     "Environmental Laws" means any and all Laws relating to the environment and/or human health and safety, including the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq. ("RCRA"); the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. ("CERCLA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401 et seq.; the Oil Pollution Prevention Act, as amended, 33 U.S.C. §2701 et seq; the Occupational Safety and Health Act, as amended, 29 U.S.C. 650 et seq.; the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L. c.21E, §§1-19; the Massachusetts Clean Air Act, as amended, M.G.L. c. 11, §§142A—142K; the Massachusetts Clean Waters Act, as amended, M.G.L. c.21, §§26-53; the Massachusetts Water Management Act, as amended, M.G.L. c.21-G, §§ 1-19; the Massachusetts Wetlands Protection Act, as amended, M.G.L. c.131, § 140; the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. c.21C, et seq. and the regulations promulgated pursuant thereto.

            D     "Environmental Liabilities" mean any and all Costs and Claims suffered, sustained, incurred or required to be paid by any party indemnified arising as a result of, or in connection with, any violation by Tenant of its environmental covenants, including Costs and Claims associated with (1) claims of governmental agencies or third parties for cleanup costs and costs of assessment, investigation, feasibility study, remediation and remedial and response actions, removal, discharge and abatement, (2) permits and licenses required by, or undertaken in order to comply with, any Environmental Laws, (3) damages for injury to person, property or natural resources, and (4) satisfaction of all liens, encumbrances and restrictions on the Property relating to the foregoing.

            E     "Governmental Authorities" shall mean any and all Applicable federal, state and local governmental agencies, authorities, and/or officials.

            F      "Hazardous Substances" means pollutants, contaminants, flammables, explosives, radioactive materials, petroleum, oil, dangerous substances, toxic substances, hazardous wastes, hazardous materials, or hazardous substances as defined in or controlled pursuant to any Environmental Laws.

            G     "Notice" includes any summons, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from the Massachusetts Department of Environmental Protection ("MADEP"), the United States Environmental Protection Agency ("USEPA") or other Governmental Authorities, or any other entity or any individual, concerning any act or omission resulting in or which may result in the Discharge of Hazardous Substances or noncompliance with any Environmental Law.

            H     "Permitted Materials" means reasonable amounts of Hazardous Substances which are typically used in the operation of standard office equipment or for cleaning purposes, such as office cleaners, printing toners and the like, and which are used, stored and disposed of in accordance with all Environmental Laws. Permitted Materials shall include materials sold or displayed by Tenant in its retail stores such as cleaning products and other general merchandise sold by Tenant.

          2.5.2.    Tenant's Warranties and Covenants.    Tenant warrants, represents, agrees and covenants that:

            A     Except as (and only to the extent) expressly permitted under this Lease, Tenant shall not engage in, nor permit, any activities involving, directly or indirectly, the Discharge, use, generation, treatment, transportation, storage or disposal of any Hazardous Substances on, in, under, to or about the Property, other than Permitted Materials, but only to the extent permitted under this Lease.

            B     The Premises will not, as the result of any acts or omissions of Tenant, contain (1) asbestos in any form, (2) urea formaldehyde foam insulation, (3) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million, or (4) any Hazardous Substances other than Permitted Materials.

            C     Tenant shall be permitted to use and store in the Premises, in compliance with and subject to this Section 2.5. If Tenant uses, stores or disposes of Permitted Materials other than as expressly permitted by this Lease, then Tenant shall immediately notify Landlord of the same and shall take such corrective action as is required by Environmental Laws and/or Governmental Authorities or as may be requested by Landlord. Tenant's failure to take such corrective action within forty-eight (48) hours (or such lesser time period as may be appropriate in the event of Emergency), shall constitute an Event of Default without requirement of any further notice or cure rights.

            D     Tenant, upon receipt of any Notice, shall give immediate oral notice and written notice within two (2) business days to Landlord, detailing all relevant facts and circumstances regarding the Notice. Tenant shall promptly supply to Landlord any and all reports and notices relating to the Property made pursuant to Environmental Laws.

            E     In the event a Discharge of Hazardous Substances has occurred for which Tenant is responsible pursuant to this Lease, Tenant shall immediately notify Landlord of such Discharge and shall, at Tenant's sole cost and expense and after consultation with Landlord, take all actions required by Environmental Laws and by any Governmental Authorities, including any assessment, investigation, testing, sampling, monitoring, removal, remediation, or response activities associated with such Discharge. Tenant shall provide Landlord with advance notice of any activities to be undertaken by Tenant to address such Discharge, and shall keep Landlord apprised of the progress and results of same. Tenant's failure to take actions required by Environmental Laws in connection with such Discharge, within the deadlines set out in applicable Environmental Laws or imposed by Landlord in writing to Tenant, shall constitute an Event of Default without any requirement of further notice or cure rights.

            F      Prior to the submission of any report to a Governmental Authority, Tenant shall provide such report in draft to Landlord for review and comment and Tenant shall incorporate any reasonable comments provided by Landlord prior to the submission of any report to the Governmental Authority (and shall provide Landlord with a copy of such submittal simultaneously with its submission to the applicable Governmental Authority).

            G     Neither Tenant nor Tenant's Agents shall cause, permit or suffer, a lien against the Property pursuant to any Environmental Laws.

            H     In the event a Discharge of Hazardous Substances occurred for which Tenant is responsible pursuant to this Lease, Tenant shall deliver a No Further Action letter issued by USEPA or the applicable Governmental Authority.

          2.5.3.    Tenant's Covenants Regarding Solid Wastes and Recycling.    Tenant shall comply with all applicable Laws regarding the collection, sorting, separation and recycling of solid waste products, garbage, refuse and trash (hereinafter collectively called "Waste Products") including the separation of such Waste Products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by such Laws. Landlord reserves the right to refuse to accept from Tenant any Waste Products that are not prepared for collection in accordance with any such Laws.

        2.6.    Tenant's Covenant to Allow Landlord Access to the Premises.    Tenant shall permit Landlord and Landlord's Agents to enter the Premises at all reasonable times and (except in cases of Emergency, as defined in Section 4.1.1.A) upon reasonable prior notice, not to exceed two (2) business days (but in no event less than 24 hours): to inspect the same; to show the Premises to prospective tenants, or interested parties such as prospective lenders and purchasers; to clean, repair, alter or improve the Premises or the Building; to discharge Tenant's obligations when Tenant has failed to do so within any applicable period provided for herein; to post notices of non-responsibility and similar notices provided that, in no event shall Landlord place "For Sale" or "For Lease" signs within ten feet (10') of the entryway to the Premises unless the Premises has been vacated by Tenant; to take any actions that may be required by applicable Laws or as directed by any Governmental Authority; or for any other legitimate business purpose. Tenant shall permit Landlord and Landlord's Agents to enter the Premises at any time, and without notice, in the event of an Emergency. Landlord, in the exercise of its rights under this Section 2.6, shall use commercially reasonable efforts to minimize disruption of Tenant's use and occupancy of the Premises.

        2.7.    Tenant's Covenants Regarding Surrender of the Premises.    Upon the Lease Expiration Date (or sooner termination of this Lease), Tenant shall promptly and peacefully surrender the Premises to Landlord, broom clean, and (i) free of Tenant's furniture, fixtures, equipment, and personal property ("Tenant's Property"), (ii) free of all Alterations required to be removed by Tenant under this Lease, (iii) free of all of Tenant's signs, (iv) free of any and all Hazardous Substances introduced by Tenant, and any liens, encumbrances and restrictions relating thereto, and (v) otherwise in good condition, reasonable use and wear and tear and damage by casualty and/or condemnation excepted. Tenant shall repair any damage to the Premises and Property caused by the removal of Tenant's Property, Alterations and signs, and, except as otherwise provided herein, restore the affected portion of the Premises and Property to its condition prior to the installation of such Tenant's Property, Alterations and/or signs, without disturbance of any subsequent improvements made by Landlord unless otherwise directed by Landlord. All items of Tenant's Property, Alterations and/or signs that are not removed from the Premises or the Building by Tenant at the termination of this Lease (or at any time when Landlord has the right of reentry due to an Event of Default by Tenant) shall be deemed abandoned and, at Landlord's sole option, become the exclusive property of Landlord, without further notice to or demand upon Tenant. If Tenant shall remain in possession of the Premises after the Lease Expiration Date (or the date of sooner termination of this Lease) without the prior written consent of Landlord (hereinafter, an "Unauthorized Holdover"), Tenant shall be deemed to be a tenant-at-sufferance, which tenancy may be terminated immediately by Landlord as provided by applicable Law. In the case of a holdover which has been consented to by Landlord, Tenant shall be deemed to be a month-to-month tenant subject to all of the provisions of this Lease, except the monthly Base Rent shall be as agreed by Landlord and Tenant with respect to such consented holdover.

        2.8.    Tenant's Covenants Regarding Financial Disclosure.

          2.8.1.    Generally.    Within ten (10) days after Landlord's written request, which request may only be made upon the refinancing or proposed sale of the Building or upon the occurrence of a default by Tenant, Tenant shall deliver or cause to be delivered to Landlord, Tenant's and Guarantor's unaudited quarterly financial statement for its most recent fiscal quarter and Tenant's and Guarantor's audited annual financial statement for its most recent fiscal year. Such financial statements shall include, at a minimum, a balance sheet, an income statement, and a statement of change in financial position or sources and uses of cash, together with any accompanying notes. Tenant hereby agrees that Tenant's and Guarantor's annual financial statements shall be completed within one hundred twenty (120) days after Tenant's and Guarantor's fiscal year-end and that Tenant's and Guarantor's quarterly financial statements shall be completed within thirty (30) days after Tenant's and Guarantor's fiscal quarter-end. The certified public accountant preparing any such annual financial statement shall provide an opinion that such financial statement is complete and materially accurate and that the same has been prepared in accordance with generally accepted accounting principles consistently applied.

          2.8.2.    Public Company and Guarantor Exception.    Notwithstanding Section 2.8.1 to the contrary, for so long as Tenant is a publicly traded company which files its annual and quarterly financial statements with the United States Securities and Exchange Commission (the "SEC"), or for so long as (a) the obligations of Tenant have been guaranteed by Guarantor, (b) the Guaranty is still in full force and effect, and (c) Guarantor delivers to Landlord the information requested by Landlord under Section 2.8.1 above, Tenant's financial reporting obligations under this Section 2.8 shall be deemed satisfied.

        2.9.    Tenant's Covenant to Indemnify Landlord.    Subject to Section 4.3.4, below, Tenant shall indemnify, hold harmless and defend Landlord, and each of Landlord's shareholders, subsidiaries, affiliates, officers, directors, partners, members, contractors, subcontractors, employees, agents and trustees, and any receiver, trustee or other fiduciary appointed for the Property, from and against any and all Costs and Claims and Environmental Liabilities asserted against Landlord by third parties, or otherwise sustained or suffered by Landlord as a result of such third party claims, arising from (i) the use, manner of use, occupancy, conduct, or operation of the Premises by Tenant or Tenant's Agents, (ii) the acts or omissions of Tenant or Tenant's Agents on or about the Property, (iii) any Unauthorized Holdover, or (iv) any other failure of Tenant to comply with the terms of this Lease (including the representations, warranties and covenants contained in this Lease).. This provision shall not be construed to make Tenant responsible for Costs and Claims resulting from injuries or death to third parties or to the property of third parties to the extent caused by the negligence or willful misconduct of Landlord or Landlord's Agents, or by the breach of this Lease by Landlord, or by the acts or omissions of any other tenant or other occupant of the Property.

          2.9.1.    Tenant's Covenant of Further Assurances.    Tenant agrees that it shall give such further assurances, execute and deliver such further instruments and confirmatory documents reasonably acceptable-to Tenant, and do such further acts and things, as may be reasonably required to carry out the specific intent and purposes of this Lease.

3.    LANDLORD'S COVENANTS

        3.1.    Landlord's Covenant to Provide Building Services.

          3.1.1.    Generally.    During Normal Business Hours, as defined in Exhibit E hereto, Landlord shall furnish the services described in Exhibit E to the Premises and, if applicable, Common Areas, for normal and customary office use consistent with services normally provided for other comparable office buildings in the Applicable Submarket. Such services are sometimes referred to herein as "Building Services", the cost for which Building Services shall constitute Operating Expenses under this Lease. At Tenant's request and expense, and to the extent such services are usual and customary in similar office properties in the Applicable Submarket, Landlord shall furnish reasonable additional Building services not listed in Exhibit E at reasonable and equitable rates.

          3.1.2.    Additional Provisions.    Except to the extent of net insurance proceeds received by Landlord, Landlord shall not be liable to Tenant for any loss, injury or damage to property, or loss of income or other business loss, caused by or resulting from (a) any variation, interruption, or failure of such services due to any cause whatsoever, (b) failure to make any repairs or perform any maintenance, (c) bursting, rupture, leakage or overflow of any plumbing or other pipes, other water leakage or flooding, or other similar causes in, above, upon or about the Premises or the Building.

        3.2.    Landlord's Covenant to Comply with Laws.    Except to the extent such compliance is the responsibility of Tenant under Section 2.4.2, above, or of other tenants of the Building under provisions comparable to Section 2.4.2, Landlord covenants and agrees that it will comply with and carry out all Laws to the extent that same apply to (i) the operation of the Building, Property and Common Areas, (ii) the construction of any improvements or alterations to the Building or Common Areas, (iii) any Laws which require modifications to the Building or Land in order to bring same into compliance therewith, and/or (iv) any other fact or circumstance, the existence or continuation of which imposes upon Landlord the obligation to comply therewith.

        3.3.    Landlord's Covenant Regarding Environmental Matters.

          3.3.1.    If, during the Term, (a) Landlord Discharges Hazardous Substances in, on or under the Property, or violates the requirements of any Environmental Laws applicable to Landlord, or (b) Hazardous Substances contamination in, on or under the Property which existed prior to Tenant's taking occupancy of the Premises is discovered, and, in either case, such contamination is not the responsibility of Tenant pursuant to Section 2.5, above, then as between Landlord and Tenant, Landlord, at Landlord's sole cost and expense, shall be responsible for taking those actions necessary to comply with the applicable Environmental Law. In performing any remedial actions for which Landlord may be responsible under this Section 3.3, if such action directly affects Tenant or the Premises, Landlord will use commercially reasonable efforts to minimize interference with and/or disruption to Tenant's ongoing business operations (subject to applicable Laws associated with such remediation). The foregoing is without prejudice to Landlord's right to seek recovery of damages or losses from the parties responsible for any Discharge of Hazardous Substances.

          3.3.2.    In the event that during the Term of this Lease, Tenant is prevented from doing TI Work and/or operating its business for a period of at least ten (10) days as a result of the existence of such Hazardous Substances not caused by Tenant or its employees, agents, contractors or invitees, then, Tenant's Rent and all other charges due hereunder shall abate, until such time as Tenant is able to resume TI Work or the operation of its business in the Premises, subject to the other provisions of this Lease. If Tenant's Rent and other charges shall be so abated for five (5) months, then, at any time thereafter until such abatement shall cease, Tenant may terminate this Lease upon thirty (30) days prior notice to Landlord, Tenant acknowledging and agreeing that the foregoing shall be Tenant's sole remedy at law or in equity. Each of Landlord's obligations pursuant to this Article shall survive any expiration and/or termination of this Lease.

        3.4.    Landlord's Covenant of Quiet Enjoyment.    Upon Tenant's paying the Rent and performing all of Tenant's other obligations hereunder, Tenant shall have quiet possession of the Premises for the Term, free from any disturbance by Landlord, or anyone claiming by, through or under Landlord, but in all events subject to all the provisions of this Lease.

        3.5.    Landlord's Covenant to Indemnify Tenant.    Subject to Section 4.3.4, below, Landlord shall indemnify, hold harmless and defend Tenant, and each of Tenant's shareholders, subsidiaries, affiliates, officers, directors, partners, contractors, subcontractors, employees, agents and trustees, and any receiver, trustee or other fiduciary appointed for the Property, from and against any and all Costs and Claims asserted against Tenant by third parties, or otherwise sustained or suffered by Tenant as a result of such third party claims, arising from (i) the use, occupancy, conduct, operation, or management of the Property or Common Areas by Landlord or Landlord's Agents, (ii) the willful misconduct or negligence of Landlord or Landlord's Agents, or (iii) any failure of Landlord to comply with the terms of this Lease. This indemnification shall survive termination of this Lease. This provision shall not be construed to make Landlord responsible for Costs or Claims resulting from injuries or death to third parties or to the property of third parties to the extent caused by the negligence or willful misconduct of Tenant, or Tenant's Agents, the breach of this Lease by Tenant, or by the acts or omission of any other tenants or occupants of the Building. Notwithstanding anything contained in this Lease to the contrary, in no event shall Landlord be liable for indirect or consequential damages.

4.    COVENANTS REGARDING REPAIRS, ALTERATIONS, INSURANCE, CASUALTY AND CONDEMNATION

        4.1.    Repairs and Maintenance.

          4.1.1.    Defined Terms.    The following terms shall have the following meanings:

            A     "Emergency" shall mean any situation or circumstance where there is an immediate or imminent risk of injury or death to persons or damage to property unless immediate action is taken to address such situation or circumstances, as determined by the party invoking such term in good faith.

            B     "Structural Elements" shall mean the roof, roof underflooring, floor slab, and structural (i.e., load bearing) components of the Building's footings, foundations, exterior structural walls, interior structural columns and other load-bearing elements of the Building.

          4.1.2.    Landlord's Responsibilities.

            A     Except for normal and reasonable wear and use, and as provided in Section 4.1..3, below, Landlord shall maintain, and, after receiving notice or actual knowledge of the need for repair, shall repair and/or replace (as necessary) the Building Systems, Common Areas and Structural Elements in a first class manner comparable to the maintenance of similar properties in the Applicable Submarket. Tenant shall promptly report in writing to Landlord any condition in the Premises known to Tenant which Landlord is required to repair, and failure to so report such conditions (whether knowing or not) shall excuse any delay by Landlord in commencing and completing such repair to the extent the same would otherwise be Landlord's responsibility hereunder. All costs associated with the fulfillment of Landlord's responsibilities under this Section 4.1.2 shall constitute Operating Expenses, except (i) as limited under Section 2.2-1.E., above, and (ii) those expenses which are Tenant's sole responsibility under Section 4.1.3, below.

            B     In the event of (i) an Emergency or (ii) Landlord's failure to commence such maintenance and repairs required under this Lease within thirty (30) days after notice thereof from Tenant, Tenant may, but shall not be obligated to, perform any such obligation of Landlord, and to recover from Landlord the reasonable and actual costs incurred by Tenant in performing such obligation, which shall be payable within thirty (30) days after Tenant's written demand accompanied by reasonable substantiation of the applicable costs. The foregoing right to perform Landlord's obligations shall only apply after the requisite notice and opportunity to cure has been afforded to Landlord (including any shortened cure period permitted in cases of Emergency), as long as Tenant notifies Landlord of the needed repair or other default as soon as possible after Tenant learns of its existence.

          4.1.3.    Tenant's Responsibilities.    Tenant shall (at Tenant's sole cost and expense) be responsible for all repairs and maintenance to the Premises (including the cost of repairs and maintenance to portions of Building Systems that serve the Premises exclusively, even though such repairs and maintenance are to be performed by Landlord under Section 4.1.2, above), except for (i) warranty repairs related to Landlord's Work (if any), (ii) janitorial and cleaning services to the extent provided by or through Landlord under Section 3.1.1 herein, and (iii) repairs to the interior of the Premises to the extent rendered necessary by the negligence or willful misconduct of Landlord or Landlord's Agents unless, and then solely to the extent the same is, covered by the fire and casualty insurance maintained, or required to be maintained, by Tenant under this Lease. To the extent any maintenance or repairs for which Landlord is responsible under Section 4.1.2 are rendered necessary (i) by the manner of use, misuse, negligence or willful misconduct of Tenant or Tenant's Agents, (ii) by the use or misuse of any equipment or items installed by Tenant or Tenant's Agents, or (iii) by virtue of any Tenant Work, Alteration and/or other installations by Tenant, Landlord shall perform such repairs, but Tenant shall be obligated to reimburse Landlord for all costs sustained by Landlord in connection therewith (unless, and solely to the extent the same is, covered by the fire and casualty insurance maintained, or required to be maintained, by Landlord on the Building).

        4.2.    Alterations.

          4.2.1.    Alterations—Generally.    Except as otherwise provided in Exhibit C with respect to the TI Work, all alterations, additions and improvements (collectively, "Alterations") which Tenant proposes to make to the Premises shall be subject to the following standards and consent requirements:

            A     "Cosmetic Alterations" shall mean Alterations involving repainting, replacement of carpeting, installation of wall covering, etc. to or in the Premises. Tenant may make Cosmetic Alterations without Landlord's prior approval, provided that (i) Landlord is notified in writing prior to commencement of any Cosmetic Alterations, and (ii) the same do not diminish the value of the Premises in more than a de minirnis amount.

            B     "Exterior Alterations" shall mean Alterations which are visible from the exterior of the Premises. Any Exterior Alterations shall be subject to Landlord's prior written approval, which may be withheld in Landlord's sole discretion.

            C     "Structural Alterations" shall mean Alterations involving or affecting Structural Elements. Any Structural Alterations shall be subject to Landlord's prior written approval, which may be withheld in Landlord's sole discretion.

            D     "Minor Alterations" shall mean Alterations which are not Cosmetic Alterations, Structural Alterations or Exterior Alterations and do not cost more than $30,000.00. Tenant may make Minor Alterations without Landlord's prior approval, provided that (i) Landlord is notified in writing prior to the commencement of any Minor Alterations, and (ii) the same do not diminish the value of the Premises in more than a de minimis amount.

            E     "Other Alterations" shall mean Alterations which are not Cosmetic Alterations, Structural Alterations, Exterior Alterations or Minor Alterations and which cost more than $30,000.00. Tenant may make Other Alterations subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Without limitation, it shall not be unreasonable for Landlord to deny its consent to any Other Alterations which would (i) diminish the value of the leasehold improvements to the Premises in more than a de minimis amount, (ii) adversely affect any Building Systems, (iii) adversely affect any Structural Elements, (iv) impose on Landlord any obligation not specifically contemplated under this Lease, (v) require the removal or relocation of Building Systems, Structural Elements or Common Areas, or (vi) constitute "non-standard office improvements," meaning improvements which are unusual or extraordinary for standard office usage, including curved walls, circular rooms, windowless office areas, vault areas, areas involving special electrical or fire suppression systems, etc. The foregoing notwithstanding, (1) Landlord will not withhold its consent to a proposed Other Alteration solely on the basis described in clause (iv) if Tenant agrees, at the time of its request for approval or notice of such Other Alteration, to pay all costs associated with Landlord's meeting the additional obligations described in clause (iv), and (2) Landlord will not withhold its consent to a proposed Other Alteration solely on the basis described in clause (vi) if Tenant agrees, at the time of its request for approval or notice of such Other Alterations, to remove such Other Alteration(s) and restore the Premises to its condition prior to the installation thereof, at Tenant's sole cost and expense, upon the Lease Expiration Date or sooner termination of this Lease, provided that it shall not be unreasonable for Landlord to require a security deposit to support Tenant's restoration obligation as aforesaid.

  Except for Tenant's Property and Alterations which Landlord requires Tenant to remove pursuant to this Lease, all Alterations shall become part of the realty immediately upon installation and shall be surrendered with the Premises. Upon the Lease Expiration Date (or sooner termination of the Lease Term), Tenant shall, at Tenant's expense, diligently remove all Alterations made by Tenant (other than the TI Work) after the date of this Lease and designated to be removed by Landlord or agreed to be removed by Tenant, as the case may be, under this Lease, which designation shall be made at the time of Landlord's approval (in Landlord's reasonable discretion) or Tenant's request for approval or notice thereof.

          4.2.2.    Additional Covenants Regarding Alterations.

            A     Except as otherwise provided in Exhibit C with respect to the TI Work, all Alterations shall be made (1) at Tenant's sole cost and expense, (2) according to plans and specifications approved in writing by Landlord (to the extent Landlord's consent is required), (3) in compliance with all applicable Laws, (4) by a contractor approved by Landlord and duly licensed in the jurisdiction in which the Premises is located, (5) using only new, first-class materials, (6) in a good and workmanlike manner conforming in quality and design with the Premises existing as of the date of this Lease, and (7) in a manner so as not to unreasonably interfere with, or cause unreasonable disturbance to, ongoing operations in the Building.

            B     Tenant shall keep the Property free from any liens arising in connection with any Alterations performed by Tenant, or under Tenant's direction.

            C     Tenant shall ensure that all contractors and subcontractors performing Alterations are (i) insured in amounts required by law and as set forth below, and (ii) bonded (or at Landlord's sole option, bondable) for work involving a cost in excess of $40,000. Alterations may not commence, nor may Tenant permit its contractors and subcontractors to commence or continue any such work, until all required insurance has been obtained, and, if Landlord requests, until certificates of such insurance have been delivered to Landlord. Without limitation, Tenant shall cause its contractor to procure and keep in effect during the performance of such Alterations the following General Contractor's and Subcontractor's Required Minimum Coverages (having policy limits reasonably acceptable to Landlord):

    Worker's Compensation, Employer's Liability Insurance, any insurance required by any Employee Benefit Act (or similar statute), Comprehensive General Liability Insurance (including Contractor's Protective Liability), Comprehensive Automotive Liability Insurance (having a minimum limit of $1,000,000 per occurrence and $2,000,000 aggregate), and Builder's Risk insurance (in an amount commensurate with the value of the improvements being constructed). Such insurance policies shall be issued by companies reasonably acceptable to Landlord. Landlord, Landlord's property manager, and Landlord's mortgagee(s) shall be named as additional insureds. Certificates of such insurance shall provide that no change or cancellation of such insurance coverage shall be undertaken without sixty (60) days' prior written notice to Landlord.

            D     Tenant shall cause its contractor(s) to keep all construction areas clean and free of trash and debris and shall otherwise comply with any other reasonable rules and regulations established by Landlord with regard to construction activities within the Building. Tenant's construction contract shall indemnify Tenant and Landlord from damages, losses and expenses associated with the acts and omissions of Tenant's contractor, its agents, employees and subcontractors. Tenant shall provide to Landlord copies of all applications for permits, copies of all governmental inspection reports and/or certificates, and any and all notices or violations communicated to Tenant or its contractors by applicable governmental authorities, promptly upon receipt and/or submission thereof, as the case may be. Tenant and its contractor performing Alterations shall (a) provide to Landlord copies of warranties for Alterations and the materials and equipment which are incorporated into the Building and Premises in connection therewith, (b) provide to Landlord all operating and maintenance manuals for all equipment and materials incorporated into the Building and/or Premises as part of any Alterations, and (c) either assign to Landlord, or (to the extent not assignable) enforce on Landlord's behalf, all warranties on Alterations to the extent repairs and/or maintenance of warranted items are covered by such warranties and would otherwise be Landlord's responsibility under this Lease.

        4.3.    Insurance.

          4.3.1.    Tenant's Insurance.    Tenant shall maintain the following insurance:

            A     Commercial general liability insurance written on an occurrence basis with a broad form, per location endorsement, having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Three Million Dollars ($3,000,000) naming the Landlord and Landlord's managing agent (and such other parties as Landlord may designate to Tenant in writing from time to time) as additional insureds;

            B     Personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located within the Premises on an "all risk, fire and extended perils" basis, which insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing;

            C     Workers' compensation insurance in accordance with statutory laws and employers' liability insurance with a limit of not less than One Hundred Thousand Dollars ($100,000) per employee and not less than Five Hundred Thousand Dollars ($500,000) per occurrence;

            D     Business interruption insurance in an amount equal to at least One Million Dollars ($1,000,000), and which shall not contain a deductible greater than an amount equal to seventy-two (72) hours of the Base Rent and Additional Rent in effect at such time (or an equivalent amount expressed in dollars); and

            E     Such other insurance as may be required by Landlord or the holder of any deed of trust or mortgage encumbering the Premises, or as is reasonable and customary for comparable office buildings in the Applicable Submarket.

  All liability insurance described above shall be primary and not contributing to any insurance available to Landlord, and Landlord's insurance shall be in excess thereto. Except as provided above with regard to Tenant's business interruption insurance, any deductible amounts under the insurance policies required of Tenant hereunder shall not exceed Twenty-Five Thousand Dollars ($25,000). Evidence of insurance (certificates and copies of the policies may be required) shall be delivered to Landlord on or before the date of this Lease. Each policy of insurance maintained by Tenant shall provide notification to Landlord at least thirty (30) days prior to any cancellation or modification. In no event shall the limits of any insurance described or required herein be construed to limit the liability of Tenant under this Lease.

          4.3.2.    Landlord's Insurance.    Landlord will maintain (a) property insurance on an "all risk, fire and extended perils" basis covering the Building, in an amount sufficient to prevent Landlord from being a co-insurer under its policies of insurance, (b) rent loss insurance, and (c) public liability and property damage insurance, in each instance in an amount customary for properties which are comparable to the Building in the Applicable Submarket, as determined by Landlord in its reasonable discretion, or such greater levels of insurance as required by Landlord's mortgagee. Landlord shall also have the right to obtain such other types and amounts of insurance coverage on the Building and Landlord's liability in connection with operating the Building as Landlord determines is customary or advisable for a comparable office building in the Applicable Submarket.

          4.3.3.    Rating; Certificates; Cancellation.    The policies required to be maintained hereunder shall be with companies rated A:VII or better in the most current issue of Best's Insurance Guide, domiciled in the United States of America, and licensed to do business in the state in which the Premises are located. Each party shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords the coverage required by this Lease.

          4.3.4.    Mutual Release of Claims and Waiver of Subrogation.    Notwithstanding anything to the contrary in this Lease, Landlord and Tenant, for itself, and for any insurer claiming rights of subrogation, hereby releases and waives any and all rights of recovery against the other (and its respective Agents) for (i) any and all loss or damage to property owned by such party located in, on or about the Building (including, in the case of Landlord, the Building and any property as may be attached to the Building), arising out of any of the perils which are or may be covered under the property insurance policy, with extended coverage endorsements, that such party is required to maintain under this Lease, whether or not actually maintained, or such greater insurance as such party may have obtained, and/or (ii) loss resulting from business interruption or loss of rental income, at the Premises, arising out of any of the perils which are or may be covered by under business interruption or loss of rental income insurance that such party is required to maintain under this Lease, whether or not actually maintained, or such greater insurance as such party may have obtained. Landlord and Tenant shall each cause its respective insurance carrier(s) to consent to the foregoing waiver of subrogation, and to issue an endorsement to all policies of insurance obtained by such party confirming that the foregoing release and waiver will not invalidate such policies.

        4.4.    Casualty.

          4.4.1.    Damage Repair.

            A     If the Premises shall be destroyed or rendered untenantable, either wholly or in part, by fire or other casualty, or if access to the Premises shall be denied by virtue of damage caused in a fire or other casualty, then, unless this Lease is terminated pursuant to this Section 4.4. Landlord shall, within thirty (30) days after the date of such casualty, provide Tenant with Landlord's good faith written estimate (the "Estimate") of how long it will take to repair or restore the Premises to the extent described in Section 4.4.3, below.

            B     If the Estimate indicates that Landlord will require less than two hundred ten (210) days after the date of such casualty to perform such repairs or restoration, then Landlord shall restore the Premises in accordance with Section 4.4.3, below. Pending substantial completion of such restoration, Rent shall be abated in the same proportion as the untenantable portion of the Premises bears to the whole thereof.

            C     If Landlord indicates in the Estimate that it will require in excess of two hundred ten (210) days after the date of such casualty to restore the Premises in accordance with this Section 4.4, then within thirty (30) days after Landlord delivers Tenant the Estimate, either Landlord or Tenant shall have the right to terminate this Lease by a written notice to the other specifying the effective date of termination. The effective date of termination specified in the notice shall not be less than thirty (30) nor more than forty-five (45) days after the date such notice is given.

            D     If neither party elects to terminate the Lease under Section 4.4.1.C., and Landlord fails or declines to exercise any other termination right pursuant to this Section 4.4, Landlord shall restore the Premises in accordance with Section 4.4.3, below. If such restoration is not substantially completed within two hundred ten (210) days after the date of the casualty (or such longer period as indicated in the Estimate, if applicable), then for a period of up to thirty (30) days after the expiration of such period (but in all events no later than the date Landlord substantially completes its restoration of the Premises), Tenant, as its sole remedy, shall have the right to terminate this Lease upon thirty (30) days' prior written notice to Landlord; provided, however, that if Landlord completes such restoration prior to the end of such thirty (30) day notice period, Tenant's notice of termination shall be deemed rescinded, and this Lease shall continue in full force and effect. The provisions of this Section are in lieu of any statutory termination provisions allowable in the event of casualty damage.

          4.4.2.    Termination for Material or Uninsured Damages.    If (i) the Building shall be materially destroyed or damaged to the extent that restoration is, in Landlord's judgment, not economical or feasible, or (ii) the Building shall be materially destroyed or damaged by any casualty other than a casualty covered by the insurance policies required to be maintained by Landlord hereunder, notwithstanding that the Premises may be unaffected directly by such destruction or damage, or (iii) Landlord's mortgagee (if any) requires that the proceeds of insurance be applied to reduce any amounts outstanding under such mortgage, then in any such event, Landlord may, at its election, terminate this Lease by written notice to Tenant specifying the effective date of termination. The effective date of termination specified in the notice shall not be less than thirty (30) nor more than forty-five (45) days after the date such notice is given.

          4.4.3.    Repairs and Restoration.    If this Lease is not terminated pursuant to the terms of this Section 4.4, then Landlord shall promptly commence and diligently pursue the restoration of the Premises in accordance with this Section 4.4.3. Landlord's restoration obligation shall be subject to all then existing Laws, and shall be further limited to restoration of the Building, Landlord's Work, and any other installations within the Premises paid for by Landlord or covered under the insurance policies required to be maintained by Landlord hereunder (to the extent not inconsistent with then existing Laws).

          4.4.4.    End of Term Casualty.    Anything herein to the contrary notwithstanding, if the Premises are destroyed or materially damaged (to an extent in excess of 20% of the Premises Rentable Area) during the last eighteen (18) months of the Term, then either Landlord or Tenant shall have the right to terminate this Lease by written notice to the other specifying the effective date of termination. The effective date of termination specified in the notice shall not be less than thirty (30) nor more than forty-five (45) days after the date such notice is given. The notice of termination contemplated under this Section 4.4.4 must be delivered within thirty (30) days after the date of such casualty, or shall be deemed waived.

        4.5.    Condemnation.

          4.5.1.    Taking.    If the whole of the Premises is taken by condemnation or by exercise of the right of eminent domain, or by voluntary transfer made under threat of condemnation or exercise of right of eminent domain (a "Taking"), and such Taking is permanent (a "Permanent Taking"), this Lease shall automatically terminate as of the date (the "Vesting Date") that title vests in the condemning authority, and Tenant shall pay all Rent due under this Lease up to the Vesting Date. Any temporary Taking for a period in excess of twelve (12) consecutive months shall be deemed to be a Permanent Taking within the meaning of this Section 4.5. If any Permanent Taking occurs with regard to twenty percent (20%) or more of the Premises, Landlord and Tenant shall each have the right (to be exercised by written notice to the other within sixty (60) days after receipt of notice of said Permanent Taking) to terminate this Lease effective upon the Vesting Date. If neither party elects to terminate this Lease, as aforesaid, then Landlord shall diligently, and within a reasonable time, after the Vesting Date, repair and restore, at Landlord's expense, the portion of the Premises not subject to such Taking, so as to render same an architectural whole to the extent reasonably practicable, and, with regard to any portion of the Premises which is subject to such Taking, the Base Rent (and Tenant's Share) shall be reduced (on a per square foot basis) in proportion to the portion of the Premises subject to such Taking. If there is a temporary Taking involving the Premises or Building, or if less than twenty percent (20%) of the Premises is permanently taken by a Taking, then this Lease shall not terminate, and Landlord shall, as soon as reasonably practicable thereafter, repair and restore, at its own expense, the portion not affected by such Taking so as to render same into an architectural whole to the fullest extent reasonably practicable. If any portion of the Premises was subject to a temporary Taking, then the Base Rent (and Tenant's Share) shall be reduced (on a per square foot basis) in proportion to the portion of the Premises subject to such Taking, but only for the period of such temporary Taking, that is, from the date upon which Tenant is deprived of the use of such portion of the Premises until the date Tenant is restored to the use of such portion of the Premises.

          4.5.2.    Termination for Material or Uninsured Damages.    If (i) the portion of the Property subject to a Taking is so substantial that restoration is, in Landlord's judgment, not economical or feasible, or (ii) Landlord's mortgagee (if any) requires that any condemnation award be applied to reduce any amounts outstanding under such mortgage, then in any such event, Landlord may, at its election, terminate this Lease by written notice to Tenant specifying the effective date of termination. The effective date of termination specified in the notice shall not be less than thirty (30) nor more than forty-five (45) days after the date such notice is given.

          4.5.3.    Award.    Landlord reserves all rights to all awards made for damages to the Premises, the Building, and/or any leasehold interest created by this Lease or otherwise, arising in connection with any Taking of whatever duration or magnitude. Tenant hereby assigns to Landlord any right Tenant may have to such award, and Tenant shall make no claim against Landlord or the condemning authority for damages for termination of Tenant's leasehold interest or for interference with Tenant's business as a result of such Taking. The foregoing notwithstanding, Tenant shall have the right to claim and recover from the condemning authority separate compensation for the unamortized value of its leasehold improvements, and any loss which Tenant may incur for Tenant's moving expenses, business interruption or taking of Tenant's Property (but specifically excluding any leasehold interest in the Building or the Premises) under the then applicable eminent domain code, provided that Tenant shall not make any claim that will detract from or diminish any award for which Landlord may make a claim.

5.    SPECIAL RIGHTS AND OBLIGATIONS

        5.1.    Assignment and Subletting.

          5.1.1.    Generally.    Tenant shall not assign this Lease, nor sublease, encumber, mortgage, pledge, license, hypothecate or otherwise transfer all or any part of the Premises (or Tenant's interest therein), nor permit the use or occupancy of the Premises by any party other than Tenant, except in accordance with this Section 5.1.

          5.1.2.    Proposal and Response Options.

            A     Proposal Notice. Tenant must notify Landlord in writing of any proposed assignment or sublease at least thirty (30) days prior to the commencement date of the proposed sublease or assignment, which written notice (a "Proposal Notice") must include (1) the name and address of the proposed assignee or subtenant, (2) the nature and character of the business of the proposed assignee or subtenant, (3) financial information (including financial statements) of the proposed assignee or subtenant, (4) the proposed effective date of the assignment or sublease, which shall be not less than thirty (30) days thereafter, (5) a copy of the proposed sublease or assignment agreement and (6) a $250.00 processing fee in the event such fee is charged by Landlord's then current mortgagee. Tenant shall also provide any additional information Landlord reasonably requests regarding such proposed assignment or subletting.

            B     Landlord Response Options. Unless the proposed assignment or sublease is one which is permitted without Landlord's consent pursuant to Section 5.1.5, below, then within thirty (30) days after Landlord receives Tenant's Proposal Notice (with all required information included), Landlord shall have the option (i) to grant its consent to such proposed assignment or subletting, (ii) to deny its consent to such proposed assignment or subletting, or (iii) to terminate ("Right of Recapture") this Lease for the balance of the Term with regard to (a) the entire Premises in the event an assignment has been proposed (a "Recapture") or (b) the portion of the Premises proposed to be subleased (a "Partial Recapture") in the event a sublease has been proposed. If Landlord does not exercise one of the three options described above within thirty (30) days after Landlord receives a proper Proposal Notice from Tenant, then Tenant may assign or sublease the Premises upon the terms stated in such Proposal Notice (but subject in all respects to Section 5.1.4, below).

            C     Recapture.    In the event Landlord shall exercise its Right of Recapture or Partial Recapture: (i) this Lease and the term hereof shall terminate (a) in its entirety (in the event of a Recapture), or (b) as to the portion of the Premises which Tenant is proposing to sublease, but only such portion (in the event of a Partial Recapture), as of the later of (1) the proposed effective date of such assignment or sublease, as set forth in Tenant's Proposal Notice, or (2) thirty (30) days after the date Landlord received Tenant's Proposal Notice; (ii) Tenant shall be released (a) from all of its obligations under the Lease (in the event of a Recapture) or (b) from its obligations relating to the proposed subleased portion of the Premises only (in the event of a Partial Recapture), in each case with respect to the period after the effective date of such termination, except for any obligations of Tenant which would otherwise survive the termination or expiration of this Lease; (iii) all Rent shall be prorated to the date of such termination, and appropriately adjusted if there is only a Partial Recapture; (iv) upon such termination date, Tenant shall surrender the Premises (or the applicable portion thereof) to Landlord in accordance with the terms of Section 2.7 hereof; and (v) in the case of a Partial Recapture, Landlord shall have the right to take all steps necessary to physically separate the portion of the Premises subject to such Partial Recapture from the balance of the Premises.

            D     Short Term Subleases.    The foregoing provisions of this Section 5.1.2 to the contrary notwithstanding, Tenant shall have the right to sublet, in the aggregate, up to twenty-five percent (25%) of the rentable area of the Premises, for periods not in excess of two (2) years, before a proposed sublease triggers Landlord's Right of Recapture, but any such sublease(s) shall remain subject to Landlord's approval, which shall not be unreasonably withheld as provided in Section 5.1.3.

          5.1.3.    Reasonable Consent.    If Landlord does not elect to exercise its Right of Recapture in connection with a Proposal Notice submitted by Tenant, then Landlord will not unreasonably withhold its consent to the assignment or sublease described in the Proposal Notice. Without limitation, it shall not be unreasonable for Landlord to deny its consent to any proposed assignment or sublease if (a) as of the date of the Proposal Notice, there is a material uncured default of Tenant under this Lease as to which a notice has been sent to Tenant; (b) the proposed assignee or subtenant has a history of landlord/tenant, debtor/creditor or other contractual problems (such as defaults, evictions, enforcement litigation or other disputes) with Landlord, other landlords or creditors or other contracting parties; (c) the proposed use of the Premises is not a Permitted Use; (d) the proposed assignee or sublessee is an existing tenant, occupant or licensee, or an affiliate thereof, in the Building and the Building has vacancy to accommodate such proposed assignee or sublessee; (e) the proposed assignee or sublessee is entitled to, or otherwise enjoys, sovereign or diplomatic immunity; (f) the proposed assignee or sublessee has had lease negotiations with Landlord or an affiliate of Landlord within the six month period prior to the date of the Proposal Notice, as evidenced by a written lease proposal, term sheet or letter of intent, (g) a proposed sublease involves, in Landlord's reasonable' judgment, a portion of the Premises which is not independently leasable space (which shall be understood to mean that, in order to satisfy this criteria, the proposed sublease space must have a proportion of windowed offices relative to the rentable area thereof which is comparable to the floor as a whole—i.e., must satisfy the "Window Ratio Criteria", and cannot lack reasonable means of ingress, egress or access to the Common Areas or Building Systems), it being understood and agreed, however, that the Window Ratio Criteria shall not apply with respect to any sublease of the western half of the Additional Premises, or (h) consenting to the proposed assignment or sublease could cause Landlord to be in violation under another lease at, or contractual obligation relating to, the Property. Notwithstanding the provisions set forth in clause (g) above to the contrary, Landlord agrees not to withhold its consent to a proposed sublease involving, in Landlord's reasonable judgment and as set forth above, a portion of the Premises which is not independently leasable space, provided (i) that Landlord shall not be required to recognize such sublessees's rights under such sublease, and (ii) that Tenant shall provide financial assurances reasonably satisfactory to Landlord securing Tenant's obligation to restore the proposed sublease space to independently leasable condition upon expiration or earlier termination of this Lease.

          5.1.4.    Approval Terms.    Except as otherwise provided herein, all subleases and/or assignments shall be subject to all of the following terms and conditions:

            A     Except in the case of an assignment or sublease to an Affiliate permitted under Section 5.1.5.A., below, Tenant shall pay to Landlord, as Additional Rent under this Lease, (i) in the case of an assignment, fifty percent (50%) of all sums received by Tenant in consideration of such assignment, calculated after Tenant has recovered in full from such consideration its "Transaction Expenses" (as hereafter defined), and (ii) in the case of a sublease, the amount, if any, by which the rent, any additional rent and any other sums payable by the subtenant to Tenant under such sublease, exceeds that portion of the Base Rent plus Tenant Electric, Tenant's Share of Expense Increases and Tax Increases payable by Tenant hereunder which is allocable to the portion of the Premises which is the subject of such sublease, calculated after Tenant has recovered in full its Transaction Expenses from such net amount. The term "Transaction Expenses" shall mean all reasonable and actual out-of-pocket expenses incurred by Tenant in procuring such assignment or sublease, including broker fees and legal fees (if any) paid by Tenant, any improvements which Tenant makes to the applicable portion of the Premises at Tenant's expense in connection with such assignment or sublease, and any buy-out of the assignee's or sublessee's existing lease paid for by Tenant as a part of such transaction.

            B     No consent to any assignment or sublease shall constitute a waiver of the provisions of this Section 5.1, or be construed to permit any further assignments or subleases without compliance with this Section 5.1. Accordingly, each and every subsequent assignment or sublease will be subject to the provisions of this Section 5.1.

            C     The assignee under any assignment of this Lease shall be jointly and severally liable with Tenant for all of the obligations of "Tenant" under this Lease (and in no event will Tenant be released from any of its obligations under this Lease, whether accruing before or after the date of such assignment or sublease).

            D     Any sublease or assignment shall require that the sublessee or assignee thereunder be subject to and bound in all respects by all of the provisions of this Lease (but in the case of a sublease, to the extent that such Lease provisions relate to the portion of the Premises subleased and/or the operations and conduct of business by the sublessee).

            E     Any and all guaranties of this Lease shall be unaffected by such sublease and/or assignment and shall remain in full force and effect. Landlord may require that the Guarantor re-affirm the validity and continuing effect of all such guaranty(ies) as a condition precedent to the effectiveness of such assignment or sublease.

            F      Tenant shall reimburse Landlord for all of Landlord's reasonable attorneys fees and actual out-of-pocket expenses incurred in connection with Landlord's review of such sublease or assignment, not to exceed Two Thousand Five Hundred Dollars ($2,500).

          5.1.5.    Permissive Assignments and Subleases.

            A     Notwithstanding anything to the contrary in this Lease, provided that (i) there is no uncured Event of Default as of the effective date of the proposed sublease or assignment, and (ii) such transfer is not effectuated as part of a transaction or series of transfers orchestrated in order to effect a transfer of this Lease (or Tenant's interest herein) in isolation to Tenant's other leasehold interests and assets, Tenant may sublease all or any portion of the Premises, or assign this Lease, to an "Affiliate" (as hereinafter defined), provided, that (a) the assignee or sublessee is financially able, after consummation of the transaction giving rise to such sublease or assignment, to meet all of its obligations under this Lease (in- the case of an assignment) or under the applicable sublease (in the case of a sublease), and (b) in such event, (1) except in cases of statutory merger, in which case the surviving entity in the merger shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under the Lease, on a joint and several basis with the assignee or acquiror of such assets or stock, (2) the terms of any guaranty of this Lease shall remain unmodified and in full force and effect, (3) if such assignment is effectuated by a transfer of 100% of the ownership interests of Tenant, and the obligations of Tenant under this Lease were guarantied by any third party prior to the date of such assignment, the person(s) or entity(ies) acquiring such ownership interests shall execute guaranties of this Lease on substantially the same form (and to substantially the same extent) as such pre-existing guaranty(ies) of this Lease, and (4) following such sublease or assignment, Tenant or such assignee, as the case may be, shall continue to comply with all of the provisions of this Lease. For purposes of this Section 5.1.5, the term "Affiliate" shall mean and refer to any person or entity (i) which controls or is controlled by Tenant, (ii) which is under common control with Tenant, (iii) which purchases all or substantially all of the assets of Tenant or Guarantor, (iv) which purchases all or substantially all of the ownership interests of Tenant or Guarantor, or (v) which merges with Tenant pursuant to a valid statutory merger. Tenant shall be required to give Landlord reasonable prior written notice of any sublease or assignment within the scope of this Section 5.1.5.A., and evidence its compliance with this Section 5.1.5.A. prior to the effective date of the applicable transaction.

            B     Any other transfer of fifty percent (50%) or more of the ownership interests (including, without limitation, partnership interests, membership interests or stock) in Tenant or of operating control over Tenant (whether by management agreement, stock sale or other means) shall be deemed to constitute an assignment of this Lease, and shall be subject to the provisions of this Section 5.1 as if the subject transaction were an assignment of this Lease to the new owners of Tenant.

            C     Notwithstanding Section 5.1.5.A. and 5.1.5.B. to the contrary, Landlord agrees that the offer and sale by Tenant (or any stockholder of Tenant) of any stock pursuant to an effective registration statement filed pursuant to the Securities Act of 1933 (including any initial public offering of registered stock of the Tenant) or pursuant to and in accordance with the securities laws of any foreign country governing publicly traded companies and not in violation of applicable Laws, shall not constitute an assignment of this Lease.

            D     Tenant shall not transfer all or substantially all of its assets to any person or entity unless this Lease is one of the assets so transferred to such other person or entity, and the transferee assumes in writing, for Landlord's benefit, the obligations of Tenant accruing under this Lease.

        5.2.    Signage.

          5.2.1.    Generally.    Except as provided below, Tenant shall not display any sign, graphics, notice, picture, or poster, or any advertising matter whatsoever, anywhere in or about the Premises or the Building at places visible from anywhere outside of or at the entrance to the Premises without obtaining Landlord's prior written consent, which Landlord may grant or withhold-in its sole discretion. Tenant, at Tenant's sole cost and expense, shall maintain any permitted signs in good order and repair and in accordance with all applicable Laws.

          5.2.2.    Signage Program/Permitted Signage.    Notwithstanding Section 5.2.1 to the contrary, lobby and suite identification signage shall be permitted in accordance with applicable Laws and Landlord's overall signage program for the Building, subject to Landlord's approval which shall not be unreasonably withheld. Generally, Tenant shall be permitted (at Tenant's expense) to install a standard suite entry sign, and (if applicable) directory identification panels on that portion of the Building's lobby directory located in the main lobby of the Building (if any), commensurate with the relative square footage of the Premises as compared to the square footage of the Building as a whole. If, after the Building has been 90% leased, Tenant is one of the two largest tenants in the Building (in terms of rentable square footage), Tenant shall be entitled to install, at Tenant's sole cost and expense, exterior signage on the Kendrick Street facade of the Building, subject to the provisions of Section 5.2.1 above and subject further to Landlord's approval of the plans and specifications therefore, which approval shall not be unreasonably withheld or delayed.

        5.3.    Parking.    Tenant shall have the right to park, up to its Parking Allocation, in the Building parking facilities on a non-exclusive basis with other tenants of the Building, upon such reasonable terms and conditions, as Landlord establishes from time to time during the Term. Tenant agrees not to overburden the parking facilities beyond its Parking Allocation, and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. If, for any reason, the square footage of the Premises is reduced during the Term, the foregoing Parking Allocation shall be proportionately reduced. If, for any reason, the square footage of the Premises is increased during the Term, the foregoing Parking Allocation shall be proportionately increased. Landlord shall have the absolute right to allocate and assign parking spaces among some or all of the tenants of the Building (and Tenant shall comply with any such parking assignments) consistent with Tenant's Parking Allocation.

        5.4.    Extension Option.

          5.4.1.    General.    Tenant is hereby granted the option (the "Extension Option") to extend the Term for the Extension Term, provided that both at the time of the exercise of the Extension Option and at the time of commencement of the Extension Term, (i) this Lease is in full force and effect, (ii) no uncured Event of Default of Tenant exists under this Lease, and (iii) Tenant is in occupancy of at least fifty percent (50%) of the Premises. The Extension Term shall commence at the expiration of the initial Term. Tenant shall exercise the Extension Option by delivering notice of such election (the "Extension Notice") to Landlord not less than nine (9) months, nor more than twelve (12) months, prior to the expiration of the Term. If Landlord does not receive the Extension Notice prior to the expiration of such time period (time being of the essence), then such Extension Option shall become null and void and of no further force or effect.

          5.4.2.    Terms.    If Tenant exercises the Extension Option in accordance with this Section 5.4, Tenant's lease of the Premises during the Extension Term shall be upon the same terms and conditions of this Lease except that (a) the Base Rent during the Extension Term shall be as agreed upon by Landlord and Tenant or, if Landlord and Tenant are unable to reach agreement within the twenty (20) day period following Landlord's receipt of the Extension Notice (the "Extension Rent Negotiation Period") during which period Landlord and Tenant agree to negotiate the Base Rent payable for the Extension Term in good faith, then the Base Rent for the Extension Term shall be an annual base rental rate equal to ninety-five percent (95%) of the annual fair market rental rate and annual escalation rate (collectively, "FMR") for lease extensions of space in its "as-is" condition comparable to the Premises in the Applicable Submarket for the applicable Extension Term, as determined by the three appraiser method set forth in Section 5.4.3 of this Lease; and (b) Tenant shall have no option to extend the Lease Term beyond the expiration of the Extension Term. The Premises shall be delivered in their then "as is" condition at the time the Extension Term commences.

          5.4.3.    Three Appraiser Method.

            A     Landlord and Tenant shall each appoint one arbitrator who, by profession, shall be an M.A.I. real estate appraiser, and who shall have been active over the five (5) year period ending on the date of the Extension Notice in the appraisal of office properties in the Applicable Submarket. Each such arbitrator shall be appointed within thirty (30) days after the expiration of the Extension Rent Negotiation Period.

            B     The two arbitrators so appointed shall, within ten (10) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator who shall be qualified based upon the same criteria set forth above for the qualification of the initial two arbitrators.

            C     The three arbitrators shall, within ten (10) days of the appointment of the third arbitrator, reach a decision regarding the FMR and notify Landlord and Tenant thereof.

            D     The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant. Failure of a majority of said arbitrators to reach agreement shall result in the FMR being designated by averaging the appraisals of the three arbitrators, ignoring for the purposes of such averaging the high and/or low appraisal which is more than ten percent (10%) in excess of or less than the middle appraisal.

            E     If either Landlord or Tenant fails to appoint an arbitrator within the time period specified in subparagraph 5.4.3.A., hereinabove, the arbitrator appointed by one of them shall reach a decision and notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

            F      The cost of arbitration shall be paid by Landlord and Tenant equally.

  The term "comparable space" as used herein for the purpose of determining "market rates" shall mean comparable Class A office buildings located in the Applicable Submarket.

        5.5.    Expansion Option.

          5.5.1.    Defined Terms.    The following capitalized terms shall have the meanings indicated:

            A     "Tenant Expansion Notice" means a written notice from Tenant to Landlord, delivered no later than December 31, 2004, of Tenant's intent to lease Expansion Space and identifying the rentable square footage of such Expansion Space required by Tenant. Nothing contained in this Lease, however, shall require Landlord to provide less than 5,000 rentable square feet nor more than 20,000 rentable square feet of Expansion Space.

            B     "Expansion Lease" means a lease whereby Landlord leases the Expansion Space to Tenant, whether in the form of an amendment to this Lease or a separate lease.

            C     "Expansion Commencement Date" means the date upon which Landlord delivers possession of such Expansion Space to Tenant, which shall in no event be later than six (6) months after the date Landlord receives the Tenant Expansion Notice. Landlord shall deliver the Expansion Space free of all occupants and broom clean, but otherwise in its then "as-is, where-is" condition.

            D     "Landlord Expansion Notice" means a notice from Landlord to Tenant setting forth (i) the location, configuration and "Premises Rentable Area" of the available Expansion Space, (ii) the date upon which Landlord anticipates being able to deliver possession of such Expansion Space to Tenant, and (iii) the proposed business terms of the Expansion Lease (including rent, additional rent, term, extension terms, construction allowance, lease concessions, etc., as applicable) to the extent different from the terms and conditions of this Lease.

            E     "Expansion Option Period" means the period commencing on the Lease Commencement Date and ending on December 31, 2004.

            F      "Expansion Space" means the additional space requested by Tenant in the Tenant Expansion Notice consisting of no less than 5,000 rentable square feet nor more than 20,000 rentable square feet, and located either within the Building or within other Landlord-owned buildings within a two-mile radius of the Building.

            G     "Expansion Lease Terms" means the legal and business terms applicable to the Expansion Space, which shall be substantially identical to the legal and business terms of this Lease, as if the Expansion Space were made a part of the Premises hereunder as of the Expansion Lease Commencement Date, subject to the following modifications or clarifications and except as otherwise expressly set forth in Landlord Expansion Notice:

                (i)  The Term of the Expansion Lease (the "Expansion Term") shall commence upon the Expansion Lease Commencement Date, and shall expire on the Lease Expiration Date under this Lease.

               (ii)  The Base Rent (and any escalation thereof) payable for the Expansion Space during the Expansion Term shall be an annual base rental rate equal to the FMR for lease expansions of space in its "as-is" condition comparable to the Expansion Space in the Applicable Submarket for the Expansion Term, as determined by the method set forth in Section 5.4.3. To the extent the Expansion Space is located in the Building, Tenant's Share shall be adjusted to reflect the addition of the Expansion Space, and Additional Rent shall be payable with respect to the Expansion Space.

              (iii)  Base Rent and Additional Rent for the Expansion Space shall be payable at the same times and in the same manner as is provided for in this Lease, commencing immediately on the Expansion Lease Commencement Date and throughout the Expansion Term. The Operating Expense Base Year and Real Estate Tax Base Year for the Expansion Space shall be as set forth in the Landlord Expansion Notice.

              (iv)  The Extension Option provided under Section 5.4 shall apply to the Expansion Space, and the Expansion Lease shall include any extension options, expansion options, or cancellation options contained in this Lease, provided that the terms of this Lease and the Expansion Lease shall be co-terminous.

          5.5.2.    Grant of Expansion Right.    Subject to all terms, conditions and limitations set forth in this Section 5.5, Tenant is granted a one-time right to lease the Expansion Space, if and as Tenant delivers the Tenant Expansion Notice during the Expansion Option Period (such right, Tenant's "Expansion Right"), exercisable as and in the manner described in Section 5.5.3. Notwithstanding any provision of this Section 5.5 to the contrary, Tenant's Expansion Right shall not apply, and may not be exercised by Tenant, after the expiration of the Expansion Option Period, or at any time during which an Event of Default is continuing hereunder, or this Lease is otherwise not in full force and effect. Without limitation, if an Event of Default is continuing at a time when Tenant delivers a Tenant Expansion Notice, or when Landlord delivers a Landlord Expansion Notice, or upon the Expansion Lease Commencement Date, then, at Landlord's option, this Expansion Right (including any prior attempted exercise hereof) shall be deemed null and void, ab initio, as to the Expansion Space, and Landlord shall be under no obligation to lease such Expansion Space to Tenant.

          5.5.3.    Manner of Exercise.    Unless Landlord receives the Tenant Expansion Notice within the period specified in Section 5.5.1.A., Tenant's Expansion Right shall expire and cease to be of any force or effect. If Tenant delivers a Tenant Expansion Notice to Landlord within the period specified in Section 5.5.1.A., Landlord shall promptly prepare and deliver to Tenant a Landlord Notice and an Expansion Lease, and Tenant shall execute and deliver such Expansion Lease to Landlord within fifteen (15) business days after such Expansion Lease is delivered to Tenant. Notwithstanding the provisions of this Section 5.5.3, this Section 5.5 is intended to be, and is, self-operative, and if Tenant fails to execute and return to Landlord the Expansion Lease within thirty (30) days after its receipt thereof, then Landlord may enforce the terms of the Expansion Lease, which shall be deemed accepted and executed by Tenant under this Section 5.5 and by Tenant's delivery of the Exercise Notice.

          5.5.4.    Limitations.    Notwithstanding any provision of this Section 5.5 to the contrary, Tenant's Expansion Right shall be personal to Tenant, and not apply in favor of nor be assignable to (nor exercisable by) any assignee of this Lease or sublessee of all or any portion of the Premises, unless to a Tenant Affiliate.

        5.6.    Right of First Offer.

          5.6.1.    Defined Terms.    The following capitalized terms shall have the meanings indicated:

            A     "Offer Exercise Notice" means a written notice from Tenant to Landlord, delivered not later than ten (10) business days after the date of Tenant's receipt or deemed receipt of an Offer Notice, irrevocably exercising Tenant's Right of First Offer to lease all (but not less than all) of the Offer Space described in such Offer Notice, on the Offer Terms.

            B     "Offer Lease" means a lease whereby Landlord leases the Offer Space to Tenant in accordance with the Offer Terms, whether in the form of an amendment to this Lease or a separate lease.

            C     "Offer Lease Commencement Date" means, for each Offer Space that is subject to an Offer Lease, the date upon which Landlord delivers possession of such Offer Space to Tenant. Landlord shall deliver the Offer Space free of all occupants and broom clean, but otherwise in its then "as-is, where-is" condition.

            D     "Offer Notice" means a notice from Landlord to Tenant that a specific Offer Space in the Building is anticipated to become available for lease, setting forth (i) the location, configuration and "Premises Rentable Area" of the applicable Offer Space, (ii) the date upon which Landlord anticipates being able to deliver possession of such Offer Space. to Tenant in the condition contemplated in the Offer Terms, and (iii) the proposed business terms of the Offer Lease (including rent, additional rent, term, extension terms, construction allowance, lease concessions, etc., as applicable), which shall be the terms under which Landlord intends, in good faith, to offer such Offer Space for lease to the market (based on Landlord's good faith estimate of a fair market lease transaction at such time for comparable space in the Applicable Submarket).

            E     "Option Period" means the Initial Terns of the Lease.

            F      "Offer Space" means the two suites located in the southeast corner of the Building, containing 16,221 rentable square feet and 32,665 rentable square feet, currently demised to MCK Communications, Inc., and described as Offer Space A and Offer Space B, respectively, on Exhibit I attached hereto. As used herein, the term "Offer Space" shall mean Offer Space A and/of Offer Space B, as the context may require.

            G     "Offer Terms" means the legal and business terms applicable to an Offer Space, which shall be substantially identical to the legal and business terms of this Lease, as if the applicable Offer Space were made a part of the Premises hereunder as of the Offer Lease Commencement Date, subject to the following modifications or clarifications:

                (i)  The Term of the Offer Lease (the "ROFO Term") shall commence upon the Offer Lease Commencement Date, and shall expire on the Lease Expiration Date under this Lease.

               (ii)  The Base Rent (and any escalation thereof) payable for the Offer Space during the ROFO Term shall be an annual base rental rate equal to the FMR for lease expansions of space in its "as-is" condition comparable to the applicable Offer Space in the Applicable Submarket for the ROFO Term, as determined by the method set forth in Section 5.4.3. Tenant's Share shall be adjusted to reflect the addition of the Offer Space, and Additional Rent shall be payable with respect to the Offer Space.

              (iii)  Base Rent and Additional Rent for the Offer Space shall be payable at the same times and in the same manner as is provided for in this Lease, commencing immediately on the Offer Lease Commencement Date and throughout the ROFO Term. The Operating Expense Base Year and Real Estate Tax Base Year for the Offer Space shall be as set forth in the Offer Notice.

              (iv)  The Extension Option provided under Section 5.4 shall apply to the Offer Space, and the Offer Lease shall include any extension options, expansion options, or cancellation options contained in this Lease, provided that the terms of this Lease and the Offer Lease shall be co-terminous.

          5.6.2.    Grant of Right of First Offer.    Subject to all terms, conditions and limitations set forth in this Section 5.6, Tenant is granted a one-time right of first offer to lease with respect to each Offer Space, if and as such space(s) become available for lease during the Option Period, in accordance with the Offer Terms (such right, Tenant's "Right of First Offer"), exercisable as and in the manner described in Section 5.6.3. Notwithstanding any provision of this Section 5.6 to the contrary, Tenant's Right of First Offer shall not apply, and may not be exercised by Tenant, after the expiration of the Option Period, or at any time during which an Event of Default is continuing hereunder, or this Lease is otherwise not in full force and effect. Without limitation, if an Event of Default is continuing at a time when Landlord would otherwise be obligated to deliver an Offer Notice to Tenant with regard to a specific Offer Space, or when Tenant delivers an Exercise Notice in respect of such Offer Space, or upon the Offer Lease Commencement Date applicable to such Offer Space, then, at Landlord's option, this Right of First Offer (including any prior attempted exercise hereof) shall be deemed null and void, ab initio, solely as to such Offer Space, and Landlord thereupon may lease such Offer Space to any third party upon any terms acceptable to Landlord, free from Tenant's Right of First Offer (and/or any Offer Lease previously executed with respect thereto).

          5.6.3.    Manner of Exercise.    Within a reasonable time period after Landlord becomes aware of the date upon which an Offer Space is anticipated to become available for lease, but not more than eighteen (18) months prior to such date, Landlord shall deliver an Offer Notice to Tenant with respect thereto. Unless Landlord receives an Exercise Notice within the "period specified " in Section 5:6.1.A., Tenant's' Right of First Offer shall expire and cease to be of any force or effect as to the Offer Space described in such Offer Notice (but such Right of First Offer shall continue to apply to all other Offer Space as to which an Offer Notice has not yet been delivered by Landlord). If Tenant delivers an Exercise Notice to Landlord within the period specified in Section 5.6.1.A., Landlord shall promptly prepare and deliver to Tenant an Offer Lease, and Tenant shall execute and deliver such Offer Lease to Landlord within ten business days after such Offer Lease is delivered to Tenant. Notwithstanding the provisions of this Section 5.6.3, this Section 5.6 is intended to be, and is, self-operative, and if Tenant fails to execute and return to

  Landlord the Offer Lease within twenty-one (21) days after its receipt thereof, then Landlord may enforce the terms of the Offer Lease, which shall be deemed accepted and executed by Tenant under this Section 5.6 and by Tenant's delivery of the Exercise Notice.

          5.6.4.    Limitations.    Notwithstanding any provision of this Section 5.6 to the contrary, Tenant's Right of First Offer, and the other rights and procedures established by this Section 5.6, shall (a) be subject and subordinate to (i) all expansion rights (whether designated as specific expansion options, rights of first offer, or rights of first refusal) granted to other tenants and/or subtenants of the Building as of the date hereof, to the extent then in effect, or (ii) Landlord's approval, in its sole discretion, of any request by the then-existing tenant or subtenant of the Offer Space to remain in the Offer Space, whether or not such tenant or subtenant has any extension options with respect thereto ("Superior Rights"), and (b) be personal to Tenant, and not apply in favor of nor be assignable to (nor exercisable by) any assignee of this Lease or sublessee of all or any portion of the Premises, unless to a Tenant Affiliate. Landlord shall deliver an Offer Notice to Tenant after it has been finally determined that any other tenant or subtenant with Superior Rights as to the Applicable Offer Space has waived or exercised such Superior Rights.

6.    DEFAULT AND REMEDIES

          6.1.    Definition of Event of Default.    The occurrence of any of the following shall constitute an "Event of Default" under this Lease:

          6.1.1.    If Tenant shall default in the payment of any Rent when due and such default shall continue for five (5) days after written notice thereof from Landlord.

          6.1.2.    If Tenant shall, whether by action or inaction, be in default of any of its obligations under this Lease (other than a default in the payment of Rent) for thirty (30) days after written notice thereof from Landlord (or such shorter period for completing a cure of such default as may be required by applicable Laws or by virtue of an Emergency). The foregoing notwithstanding, if (a) such default cannot reasonably be cured within such thirty (30) day period despite Tenant's due diligence, (b) the continuance of the cure period beyond thirty (30) days after Landlord's default notice will not (i) subject Landlord or any mortgagee of Landlord to prosecution for a crime or any other civil or criminal fine or charge, or otherwise violate applicable Laws, (ii) subject the Property, or any part thereof, to being condemned or vacated, (iii) subject the Property, or any part thereof, to any lien or encumbrance, or (iv) result in the foreclosure of any mortgage or deed of trust on the Property, (c) an Emergency is not applicable, and (d) Tenant advises Landlord in writing within the initial thirty (30) day period of Tenant's intention.to take all steps necessary to cure such default (including a reasonable description of the steps Tenant intends-to take), and duly commences and thereafter diligently and continuously prosecutes to completion all steps necessary to cure such default, then such thirty (30) day cure period shall be extended for a reasonable period of time as necessary under the circumstances for Tenant to cure such default.(but in no event shall the cure period be extended beyond one hundred twenty (120) days after the date of Landlord's default notice to Tenant).

          6.1.3.    If Tenant shall assign this Lease or sublet the Premises or any portion thereof in violation of the requirements of Section 5.1 of this Lease.

          6.1.4.    If Tenant shall abandon the Premises (and the fact that any of Tenant's property remains in the Premises shall not be evidence that Tenant has not abandoned the Premises).

          6.1.5.    If Tenant or any guarantor of this Lease shall (i) make an assignment for the benefit of creditors, (ii) acquiesce in a petition in any court in any bankruptcy, reorganization, composition, extension or insolvency proceedings, (iii) seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of any guarantor of this Lease or of all or any part of Tenant's or such guarantor's property, (iv) file a petition seeking an order for relief under the Title 11 of the United States Code, as now or hereafter amended or supplemented (the "Bankruptcy Code"), or by filing any petition under any other present or future federal, state or other statute or law for the same "or similar relief, or (v) fail to win the dismissal, discontinuation or vacating of any involuntary bankruptcy proceeding filed under the Bankruptcy Code, or under any other present or future federal, state or other statute or law for the same or similar relief, within ninety (90) days after such proceeding is initiated.

          6.1.6.    If Tenant breaches or fails to perform an obligation under this Lease which, under any applicable provision of this Lease, is deemed to constitute an "Event of Default" without written notice or opportunity to cure.

          6.1.7.    If Tenant breaches or fails to perform an obligation under this Lease which, under any applicable provision of this Lease, is deemed to constitute an "Event of Default" upon the expiration of a cure period that is different than that set forth in Section 6.1.1 or 6.1.2, above, as applicable.

          6.1.8.    Any lien has been filed against the Property, or any portion thereof, as a result of Tenant's acts, omissions or breach of this Lease, and Tenant fails, within thirty (30) days after the lien is filed, either (1) to cause said lien to be removed from the Property, and/or (2) to furnish a bond sufficient to remove the lien or cause a title insurance endorsement to be issued with respect to such lien, which endorsement shall be satisfactory, in form and substance to Landlord, in Landlord's sole and absolute discretion.

        6.2.    Remedies.

          6.2.1.    Generally.    Upon the occurrence of an Event of Default, Landlord shall have the following remedies, in addition to any and all other rights and remedies provided by law or otherwise provided in this Lease, any one or more of which Landlord may resort to cumulatively, consecutively, or in the alternative:

            A     Landlord may continue this Lease in full force and effect, and collect Rent when due.

            B     Landlord may terminate this Lease upon written notice to Tenant to such effect, in* which event this Lease (and all of Tenant's rights hereunder) shall immediately terminate, but such termination shall not affect those obligations of Tenant which are intended by their terms to survive the expiration or termination of this Lease, nor Tenant's obligation to pay damages as set forth in Section 6.3, below. This Lease may also be terminated by a judgment specifically providing for termination.

            C     Landlord may terminate Tenant's right of possession without terminating this Lease upon written notice to Tenant to such effect, in which event Tenant's right of possession of the Premises shall immediately terminate, but this Lease shall continue subject to the effect of this Section 6.2 and Section 6.3, below.

            D     Landlord may, but shall not be obligated to, perform any defaulted obligation of Tenant, and to recover from Tenant, as Additional Rent, the reasonable and actual costs incurred by Landlord in performing such obligation. Notwithstanding the foregoing, or any other notice and cure period set forth herein, Landlord may exercise its rights under this Section 6.2.1.D without prior notice or upon shorter notice than otherwise required hereunder (and as may be reasonable under the circumstances) in the event of any one or more of the following circumstances is present: (i) there exists a reasonable risk of prosecution of Landlord unless such obligation is performed sooner than the stated cure period; (ii) there exists an Emergency arising out of the defaulted obligation; and/or (iii) the Tenant has failed to obtain insurance required by this Lease, or such insurance -has been canceled by the insurer without being timely replaced by Tenant, as required herein.

            E     Landlord shall have the right to recover damages from Tenant, as more fully set forth in Section 6.3, below.

        Upon any termination of this Lease or of Tenant's right of possession, Landlord, at its sole election, may (i) re-enter and take possession of the Premises and all the remaining improvements or property, (ii) eject Tenant or any of the Tenant's subtenants, assignees or other person or persons claiming any right under or through Tenant, (iii) remove all property from the Premises and either store the same in a public warehouse or elsewhere at Tenant's expense, and/or (iv) deem such property to be abandoned by Tenant, and, in such event, Landlord may dispose of such property at Tenant's expense, free from any claim by Tenant or anyone claiming by, through or under Tenant. Landlord may, but shall not be obligated, to relet the Premises after recovering possession of the Premises. It shall not constitute a constructive or other termination of this Lease or Tenant's right to possession if Landlord (a) exercises its right to repair or maintain the Premises, (b) performs any unperformed obligations of Tenant, (c) stores or removes Tenant's property from the Premises after Tenant's dispossession, (d) attempts to relet, or, in fact, does relet, the Premises or (e) seeks the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease.

          6.2.2.    Additional Remedies for Default of Environmental Covenants.    In the event of any breach of Tenant's environmental covenants herein, including any Discharge of Hazardous Substances for which Tenant is responsible under the this Lease and any failure of Tenant to comply with any of its obligations provided for in Section 2.5 of this Lease, in addition to any other remedies provided for herein or under applicable Environmental Laws, Landlord, at its sole option, may perform the actions required by applicable Environmental Laws, in which event Tenant shall reimburse Landlord for all costs and expenses (including fines and penalties resulting from Tenant's failure to perform) incurred by Landlord in performing such actions. Tenant does hereby expressly grant to Landlord and Landlord's Agents a right of access to the Premises, and a license to remove therefrom any and all Hazardous Substances and otherwise comply with all applicable Environmental Laws, acting either in its own name or in the name of the Tenant pursuant to the provisions of this Lease. The foregoing rights of Landlord shall include the right (but not the obligation) of Landlord to perform any remediation work required to be performed by Tenant under Section 2.5 on Tenant's behalf and at Tenant's sole cost and expense, and Tenant shall promptly reimburse Landlord for any and all reasonable costs associated with said work if undertaken by Landlord.

          6.2.3.    Equitable Remedies.    In the event of any breach or threatened breach of this Lease by Tenant, Landlord shall also have the right to injunction, or other appropriate equitable relief.

          6.2.4.    Waivers.    Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does hereby specifically waive and surrender any and all rights and privileges, so far as is permitted by law, which Tenant and all such persons.might otherwise have under any present or future Law: (a) to the service of any notice to quit or of Landlord's intention to re-enter or to institute legal proceedings, except the foregoing shall not waive any notices required under Section 6.1, above; (b) to redeem, re-enter or repossess the Premises after Tenant's right of possession has been terminated by Landlord; (c) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court or judge, or any re-entry by Landlord, or any expiration or termination of this Lease, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease; or (d) to the benefit of any law which exempts property from liability for debt or for distress for rent.

6.3.  Damages.

          6.3.1.    Generally.

            A     Upon any termination of this Lease or Tenant's right of possession, or any reentry by Landlord under the provisions of Section 6.2, or under any summary dispossess or other proceeding or action or any provision of law by reason of any Event of Default by Tenant, then in addition to the aggregate amount of Rent which Tenant has failed to pay under this Lease through the date of termination or re-entry (as the case may be) and any other damages recoverable by Landlord under applicable state law or this Lease, Tenant shall pay to Landlord as damages, at Landlord's election, either:

                (i)  a lump sum which shall be immediately due and payable by Tenant and which, at the time of termination of this Lease or any such reentry by Landlord, as the case may be, represents the excess of (a) the aggregate amount of the Base Rent and Additional Rent which would have been payable by Tenant (conclusively presuming that the average monthly Additional Rent is the same as was payable for the twelve (12) calendar months prior to such termination or reentry, or if less than twelve (12) calendar months have elapsed since the Rent Commencement Date, then all of the calendar months preceding such termination or reentry) for the period commencing with such termination or reentry, as the case may be, and ending with the Lease Expiration Date stated in Section 1.24, over (b) the aggregate amount of Rent that Tenant proves should reasonably have been received by Landlord for the same period (taking into account an appropriate vacancy period to seek and obtain a replacement tenant and fit the Premises out for such tenant's occupancy, during which Landlord cannot reasonably be expected to receive rent), which excess amount shall be discounted to present value using a discount rate equal to the average yield to maturity of United States treasury instruments having a maturity comparable to time period between the date of such termination or reentry and the Lease Expiration Date stated in Section 1.24, above; or

               (ii)  sums equal to the Base Rent and Additional Rent provided for in this Lease which would have been payable by Tenant had this Lease not been terminated, or Landlord had not so reentered, payable upon the due dates specified herein for such payments following such termination or reentry until the Lease Expiration Date stated in Section 1.24, above.

            B     In addition, Tenant shall immediately become liable to Landlord for all damages proximately caused by Tenant's breach of its obligations under this Lease, including all costs Landlord incurs in reletting (or attempting to relet) the Premises or any part thereof, including, without limitation, brokers' commissions, expenses of cleaning, altering and preparing the Premises for new tenants, legal fees and all other like expenses properly chargeable against the Premises and the rental received therefrom and like costs, provided that nothing set forth in this Section 6.3.1 shall be construed to impose upon Landlord any obligation to relet the Premises or to mitigate its damages hereunder, except to the extent expressly required under applicable Law. If Landlord does elect to relet the Premises (or any portion thereof), such reletting may be for a period shorter or longer than the remaining Term, and upon such terms and conditions as Landlord deems appropriate, in its sole and absolute discretion, and Tenant shall have no interest in any sums collected by Landlord in connection with such reletting except to the extent expressly set forth herein. Upon any termination of this Lease or of Tenant's right of possession, Tenant shall immediately become liable to Landlord for all costs Landlord incurs in attempting to relet the Premises or any part thereof, including, without limitation, broker's commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. In the event of termination of this Lease or repossession of the Premises after an Event of Default, and provided Tenant has cooperated with Landlord in surrendering possession of the Premises as required herein after such termination or repossession, Landlord agrees to use commercially reasonable efforts to mitigate its damages hereunder, provided that Landlord (i) shall not be obligated to show preference for reletting the Premises over any other vacant space in the Building; (ii) shall have the right to divide the Premises, or to consolidate portions of the Premises with other spaces, in order to facilitate such reletting, as Landlord deems appropriate, (iii) may relet the whole or any portion of the Premises for any period, to any tenant, and for any use and purpose, and upon such terms as it deems appropriate, and may grant any rental or other lease concessions as it reasonably deems advisable under prevailing market conditions, including free rent; and (iv) Landlord's obligation to mitigate damages shall be deemed satisfied by its providing adequate information to a commercial broker as to the availability of such space (based on a customary brokerage fee being earned by such broker), having the Premises available for inspection by prospective tenants during reasonable business hours, and by acceptance of a commercially reasonable offer for the Premises (or reasonable portion thereof) from a creditworthy person or entity based on a form of lease agreement which is substantially the same as the form utilized for other space tenants in the Building, without material change therefrom (and Landlord shall be under no obligation to accept any offer other than a commercially reasonable offer from a creditworthy person or entity at then going rental rates for the Building). If the Premises or any part thereof shall be relet in combination with any other space, then proper apportionment on a per-square foot basis shall be made of the rent received from such reletting and of the expenses of such reletting. If Landlord shall succeed in reletting the Premises during the period in which Tenant is paying monthly rent damages as described in clause 6,3.1.A.(ii), above, Landlord shall credit Tenant with the net rents collected by Landlord from such reletting, after first deducting from the gross rents, as and when collected by Landlord, (A) all expenses incurred or paid by Landlord in collecting such rents, and (B) any theretofore unrecovered costs associated with the termination of this Lease and/or Landlord's reentry into the Premises, including any theretofore unrecovered expenses of reletting and/or other damages payable hereunder. If the Premises or any portion thereof be relet by Landlord for the unexpired portion of the Term before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, constitute the fair and reasonable rental value for the Premises, or part thereof, so relet for the term of the reletting. Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises, or if the Premises or any part are relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant's liability for damages or otherwise under this Lease.

            C     During any Unauthorized Holdover, in addition to (and not "in lieu of) any other damages that might be recoverable by Landlord under this Lease, Tenant shall pay to Landlord for the entire period of such Unauthorized Holdover an occupancy charge equal to (A) 125% of the stated monthly Base Rent for the last full month of the Term then ending for the first month (or portion thereof) of such Unauthorized Holdover, (B) 150% of the stated monthly Base Rent for the last full month of the Term then ending for the second month (or portion thereof) of such Unauthorized Holdover, and (C) 200% of the stated monthly Base Rent for the last full month of the Term then ending for each 30-day period (or portion thereof) thereafter, plus (D) 100% of the Additional Rent which would have been payable by Tenant for the last full month of the Term then ending for each such 30-day increment (or portion thereof) of such Unauthorized Holdover. Such payments shall be made within five (5) days after Landlord's demand, which may be made at any time after any such 30-day period commences.

          6.3.2.    Timing of Suits.    Suit or suits for recovery of such damages or any installments thereof may be brought by Landlord at any time and from time to time after they accrue, at Landlord's election, and the bringing of suit for that portion of the damages owed by Tenant to Landlord hereunder which has then accrued shall not prejudice Landlord's right to bring suit later for damages thereafter accruing; and nothing contained herein shall be construed to require Landlord to postpone suit until the Lease Expiration Date, provided Landlord may at its election bring suit for such damages after the end of the Term originally contemplated under this Lease, and Tenant agrees that, in such event, Landlord's cause of action to recover such damages shall be deemed to have accrued on the Lease Expiration Date.

          6.3.3.    Additional Damages.    Landlord shall also have the right to recover from Tenant any other amounts necessary to compensate Landlord for all of the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including such other amounts (in addition to or in lieu of any of the items of damage specified herein, but without duplication thereof) as may be permitted from time to time by applicable Laws, including all unamortized lease-up costs associated with this Lease (such as tenant improvement costs, brokerage commissions and legal expenses) to the extent not recovered by application of Section 6.3.1, above.

        6.4.    Landlord's Default.

          6.4.1.    Generally.    It shall constitute a "Landlord Default" if Landlord shall fail to perform one or more of its obligations under this Lease, and such failure shall continue and not be remedied within thirty (30) days after Tenant shall have given a written notice to Landlord specifying the same provided that in case of an Emergency, and solely for purposes of Tenant's exercise of the right to perform an obligation of Landlord after a Landlord Default as set forth in Section 6.4.3, below, the foregoing cure period may be shortened as reasonably necessary. The foregoing notwithstanding, if (A) such default cannot reasonably be cured within such thirty (30) day period despite Landlord's due diligence, and (B) Landlord duly commences and thereafter diligently and continuously prosecutes to completion all steps necessary to cure such default, then such thirty (30) day cure period shall be extended for a reasonable period of time as necessary under the circumstances for Landlord to cure such default (but in no event shall the cure period be extended beyond one hundred twenty (120) days after the date of Tenant's default notice to Landlord).

          6.4.2.    Rights and Remedies.    In the event of a Landlord Default, but not otherwise, Tenant shall be entitled to pursue all rights and remedies available at law or in equity (except as limited by this Lease), and in all events excluding consequential damages. In addition, Tenant shall not have any right to terminate this Lease in connection with a Landlord Default, except to the extent that a constructive eviction has occurred under applicable Laws. Tenant shall use commercially reasonable efforts to mitigate its damages in the event of any Landlord Default hereunder.

        6.5.    Intentionally Omitted.

7.    LENDER PROTECTION

        7.1.    Subordination.    This Lease (and the provisions hereof) and any extensions, renewals, replacements or modifications thereof are and shall at all times be subject and subordinate to the lien and provisions of (i) any ground lease or underlying lease now or hereafter in force against the Land or Building, and (ii) any mortgage, deed of trust and all other security documents now or hereafter securing payment of any indebtedness of Landlord with respect to the Land or Building, and to all advances made or hereafter to be made upon the security thereof and to any increases, renewals, modifications, substitutions, replacements, consolidations, restatements and extensions thereof, and/or amendments thereto. Although the foregoing subordination is self-effectuating, Tenant shall execute and return to Landlord any documentation reasonably requested by Landlord, in a form reasonably acceptable to Tenant and consistent with this Section 7 in order to confirm the foregoing subordination, within five (5) business days after Landlord's written request. If Tenant fails to provide Landlord with such subordination documents within five (5) business days after Landlord's written request, the same shall constitute an Event of Default by Tenant hereunder without requirement of any further notice or opportunity to cure.

        7.2.    Estoppel Certificates.    Landlord and Tenant each shall, from time to time, within twenty (20) days of written request from the other, execute, acknowledge and deliver to the other its designee an Estoppel Certificate in the form attached hereto as Exhibit G, or on such other form as reasonably requested (an "Estoppel Certificate"). If Tenant fails to execute and deliver an Estoppel Certificate within twenty (20) days after receipt of Landlord's written request for such Estoppel Certificate, which request shall be sent to Tenant at the address set forth in Section 1.15 hereof, Tenant shall be deemed to have executed and delivered such Estoppel Certificate in the form submitted to Tenant by Landlord, without modification.

        7.3.    Mortgagee Protection.

          7.3.1.    Notices.    Tenant agrees to simultaneously give General Electric Capital Corporation, Landlord's current mortgagee by registered mail, a copy of any notice of default or termination served upon the Landlord at General Electric Capital Corporation, c/o GE Capital Realty Group, Inc., 16479 Dallas Parkway, Suite 600, Addison, Texas 75001-2512, Attention: Asset Manager, with a copy to General Electric Capital Corporation, 292 Long Ridge Road, Stamford, Connecticut 06927, Attention: Kevin L. Korsh, Esq. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagee(s) and/or trust deed holder(s) shall have an additional sixty (60) days within which to have the right (but not the obligation) to cure such default or if such default cannot be cured within that time, then such additional time up to one hundred twenty (120) days after the date the mortgagee and/or trust deed holder receives notice of Landlord's default as may be necessary, if within such sixty (60) days any mortgagee and/or trust deed holder(s) has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event Tenant shall not have the right to pursue any claim against Landlord, such mortgagee and/or such trust deed holder(s), including any claim of lease termination due to any Landlord's default under the Lease or actual or constructive eviction, so long as such remedies are being so diligently pursued.

          7.3.2.    Attornment.    In the event (i) any proceedings are brought for foreclosure, (ii) the exercise of the power of sale under any mortgage or deed of trust encumbering the Property, or (iii) of a termination of Landlord's interest under any ground lease or underlying lease (or the reversion of Landlord's interest) to the lessor thereunder, Tenant shall attorn to the purchaser at any such foreclosure, or to the grantee of a deed in lieu of foreclosure, or to lessor (or other party taking such reversionary interest) under such ground lease or underlying lease, and recognize such purchaser, grantee or lessor (as the case may be) (hereinafter referred to as a "Successor Landlord") as the Landlord under this Lease, provided such Successor Landlord assumes, either expressly or by operation of law, the obligations of "Landlord" arising under this Lease after the date title to the interest being transferred is so transferred to such purchaser or grantee. Tenant agrees that no Successor Landlord shall be (i) bound by any payment of Rent for more than one (1) month in advance, (ii) bound by any amendment or modification of this Lease made without the consent of such Successor Landlord, (iii) liable for damages for any breach, act or omission of any prior landlord, (iv) bound to effect or pay for any construction for Tenant's occupancy, (v) subject to any claim of offset or defenses that Tenant may have against any prior landlord and which have accrued prior to the date that such Successor Landlord takes legal title to the Land and the Building, or (vi) liable for the return of any security deposit, unless such security deposit has been physically received by such Successor Landlord. Any such Successor Landlord shall have the right, at any time, to subordinate to this Lease to any instrument to which this Lease is otherwise subordinated by operation of Section 7.1, above.

          7.3.3.    Casualty Proceeds/Condemnation Awards.    Tenant acknowledges that Landlord's right to any casualty proceeds or condemnation award may be subject to the rights of Landlord's mortgagee (if any) in and to such proceeds or award under the mortgage or deed of trust (if any) which encumbers the Property. Accordingly, Landlord's obligation to repair and restore, as set forth in Section 4.5, above, shall be subject to the requirements of Landlord's mortgagee with regard thereto, and the time within which such obligation must be satisfied shall be adjusted as reasonably necessary to reflect delays occasioned by the exercise by the mortgagee of such mortgagee's rights.

8.    MISCELLANEOUS

        8.1.    Brokers.    Landlord and Tenant each represent and warrant to the other that neither of them has dealt with any real estate broker other than the Brokers in the negotiating or making of this Lease. Landlord shall pay to the Brokers any leasing commission due to the Brokers in connection with this Lease, subject to and in accordance with the provisions of a separate written commission agreement.

        8.2.    Termination of 2000 Lease.    By the execution hereof, Landlord and Tenant hereby acknowledge and agree that this Lease is subject to the presently existing lease dated as of April 25, 2000 between the parties hereto for the Initial Premises, as amended by First Amendment to Lease dated as of October 10, 2000 (as amended, the "2000 Lease") which 2000 Lease shall continue in full force and effect; provided, however, the parties agree that upon the Rent Commencement Date, the 2000 Lease shall terminate, said termination to be effective and self-operative without the execution of any further instruments on the part of either of the parties hereto, effective as of the commencement of the Term hereunder.

        8.3.    Notices.    All notices and demands which may be required or permitted to be given to either party hereunder shall be in writing, and shall be delivered personally or sent by United States certified mail, postage prepaid, return receipt requested, or by Federal Express or other reputable overnight carrier, to such party's Notice Address. Either party may, upon ten (10) days' prior written notice to the other, substitute new persons and/or addresses to which all notices hereunder shall be directed. A Notice shall be deemed given upon the earlier of actual receipt or refusal of delivery, or five (5) days following the date actually sent as required herein.

        8.4.    Attorneys' Fees.    In any litigation or arbitration between the parties arising out of this Lease, the non-prevailing party shall pay to the prevailing party all reasonable expenses, arbitration, and/or court costs, including attorneys' fees, costs and expenses incurred by the prevailing party in connection with such litigation or arbitration, including fees, costs and expenses associated with any appeals.

        8.5.    Security.    Landlord may exercise such security measures as Landlord deems necessary for the Property. Tenant may install a security system within the Premises, at Tenant's sole cost and expense, but subject to Landlord's prior written approval, which shall not be unreasonably withheld; provided, however, that it shall not be unreasonable for Landlord to deny its approval to any system which is not compatible with the Building's overall security and fire safety and life safety systems, or which is not reasonably usable by any successor tenant(s) in the Premises. Any original or replacement suite keys or security keys shall be obtained by Tenant through Landlord, and the cost thereof shall be reimbursed by Tenant to Landlord after written invoice. Nothing contained in this Section 8.5 shall be construed to obligate Landlord to provide any particular form of security with respect to the Premises or the Building.

        8.6.    Inability to Perform; Force Majeure; Tenant Delay.    The following events constitute a "Force Majeure": war, civil unrest, acts of terrorism or bioterrorism, computer viruses, strike, labor troubles, unusually inclement weather, governmental delays, delays in adjusting any insurance claim, delays in settling or obtaining any condemnation award, delays in securing disbursement of insurance or condemnation proceeds from Landlord's lender (or any trustee holding such proceeds on such lender's behalf), inability to procure services or materials despite reasonable efforts, third party delays, fire or other casualty, acts of God, or any other cause(s) beyond the reasonable control of such party. Notwithstanding anything to the contrary contained in this Lease, with respect to any non-monetary obligation of a party in this Lease which must be performed within a specific time period, the time period for such performance shall be extended one (1) day for each day of delay suffered by such party as a result of the occurrence of any Force Majeure, provided, however, that (i) in no event shall any monetary obligations under this Lease be extended due to Force Majeure, (ii) in no event shall financial inability constitute a cause beyond the reasonable control of a party, and (iii) in order for any party hereto to claim the benefit of a delay due to Force Majeure, such party shall be required to use reasonable efforts to minimize the extent and duration of such delay, and to notify the other party of the existence and nature of the cause of such delay within a reasonable time after the such delay first commences. Tenant further agrees that Landlord's delay in performance of any of its obligations under this Lease shall be excused to the extent that such delay is due to any act -or omission of Tenant or Tenant's Agents.

        8.7.    Additional Provisions Governing Indemnification Obligations.    In the event of a third party claim which is subject to indemnification pursuant to this Lease, the party indemnified (the "Indemnified Party") shall notify the party giving the indemnity (the "Indemnifying Party") in writing within ten (10) business days after receipt of such claim. The failure of such Indemnified Party to so notify such Indemnifying Party shall not, however, preclude such Indemnified Party from seeking indemnification hereunder except to the extent such failure has materially prejudiced the ability of the Indemnifying Party to defend such claim or has caused such Indemnifying Party to suffer actual loss, in which case such Indemnifying Party's obligations hereunder shall be reduced by the amount of such actual loss. The applicable Indemnifying Party shall promptly defend such claim by counsel of its own choosing and reasonably acceptable to the applicable Indemnified Party, and such Indemnified Party shall cooperate with such Indemnifying Party in the defense of such claim, including the settlement of the matter on the basis proposed by such Indemnifying Party and consented to by the Indemnified Party, which consent shall not be unreasonably withheld (provided that (i) the Indemnifying Party shall be responsible for all costs and expenses of such settlement, and (ii) in no event will the Indemnified Party be required to accept any settlement under which it is required to admit liability or to undertake non-monetary executory obligations which it does not deem reasonable or acceptable in its sole discretion). The Indemnified Party shall provide full access, at any reasonable time, to such information relating to the matter which is the subject to such indemnification as is within the possession, custody or control of the Indemnified Party, to the extent necessary for the Indemnifying Party to conduct such defense. If the Indemnifying Party, within a reasonable time after notice of a claim, fail(s) to defend an Indemnified Party, such Indemnified Party shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnifying Party.

        8.8.    Limitation Upon Landlord's Personal Liability.

          8.8.1.    No Personal Liability.    Anything in this Lease to the contrary notwithstanding, neither Landlord, nor any of Landlord's shareholders, officers, directors, partners, members, employees, agents or representatives, shall have any personal liability to Tenant or any other party under this Lease. Accordingly, for the satisfaction of any claim brought by Tenant against Landlord, Tenant shall look solely to Landlord's interest in the rents, Premises and Building, and insurance proceeds and not to any other assets of Landlord, or any of Landlord's shareholders, officers, directors, partners, members, employees, agents or representatives. In furtherance of the foregoing, if Landlord fails to perform any provision of this Lease which is Landlord's obligation to perform, and as a consequence of such failure, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only (i) out of the proceeds of sale received upon levy against the right, title and interest of Landlord in the Building, and/or (ii) to the extent not encumbered by a secured creditor, out of the rents or other incomes receivable by Landlord from the property of which the Premises are a part.

          8.8.2.    Transfer.    In the event of any transfer(s) of Landlord's interest in the Property, including any Security Deposit then being held by Landlord, other than a transfer for security purposes only, Landlord shall be automatically released from any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, to the extent such obligations are assumed by the transferee either expressly or by operation of law, and Tenant agrees to attorn to the transferee as "Landlord" hereunder.

        8.9.    Miscellaneous Provisions.

          8.9.1.    No Waiver; No-Accord and Satisfaction.    Failure by Landlord to assert (or waiver by Landlord of) any breach of any provision of this Lease, at any time or for any duration, shall not be deemed to be a waiver of any of Landlord's rights or remedies under this Lease, with regard to such breach or with regard to any subsequent breach of the same or any other provision of this Lease. Failure by Tenant to assert (or waiver by Tenant of) any breach of any provision of this Lease, at any time or for any duration, shall not be deemed to be a waiver of any of the Tenant's rights or remedies under this Lease, with regard to such breach or with regard to any subsequent breach of the same or any other provision of this Lease. Any waiver by Landlord or Tenant of any provisions of this Lease must be in a writing signed by such parties. In addition, Landlord's acceptance of any payment from Tenant after a termination of this Lease due to an Event of Default by Tenant shall not have the effect of reinstating this Lease, nor estop Landlord from exercising any of the rights and remedies granted to Landlord hereunder arising out of such Event of Default. No payment by Tenant or acceptance by Landlord of a lesser amount than the Rent and other sums due hereunder shall be deemed to be other than on account of the total amount due from Tenant to Landlord, to be applied in such order as Landlord deems appropriate. In no event shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or other sum and to pursue any other remedy provided in this Lease.

          8.9.2.    Authority.    Landlord and Tenant each represent and warrant to the other that it has been duly authorized to execute and deliver this Lease, and that this Lease is binding upon said party.

          8.9.3.    Execution and Delivery.    This Lease shall only become effective and binding upon full execution hereof by Landlord and Tenant, and delivery of a signed copy to Tenant.

          8.9.4.    Joint and Several Liability.    If there shall be more than person or entity which constitute the "Tenant" hereunder, the obligations of Tenant hereunder shall be joint and several for all such persons and entities.

          8.9.5.    Headings.    The marginal headings, Table of Contents, lease summary sheet and titles to the Sections of this Lease are for convenience only, are not a part of the Lease and shall have no effect upon the construction or interpretation of any part hereof.

          8.9.6.    Governing Law.    This Lease shall be governed by and construed in accordance with the laws of the State in which the Premises is located (without regard to the choice of law and/or conflict of law principles applicable in such State).

          8.9.7.    Successors and Assigns.    The covenants and conditions herein contained, subject to the provisions as to assignment, shall inure to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

          8.9.8.    Recordation.    Except to the extent otherwise required by law, neither Landlord nor Tenant shall record this Lease, but the parties agree to execute and record a short-form memorandum hereof, in the form attached hereto as Exhibit H.

          8.9.9.    Partial Invalidity.    Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision(s) shall remain in full force and effect,

          8.9.10.    Entire Agreement.    This Lease contains the entire agreement of the parties hereto and supersedes all other agreements or understandings between them, whether oral or otherwise, and all such other agreements are hereby merged herein.

          8.9.11.    Consents.    If any action, inaction, activity or other right or obligation of Tenant under this Lease is subject to the prior consent or approval of Landlord, such approval may be granted or denied in Landlord's sole and absolute discretion, unless the provision in question states that Landlord's consent or approval "shall not be unreasonably withheld."

          8.9.12.    Saving Clause.    In the event (but solely to the extent) the limitations on Landlord's liability set forth in this Lease would be held to be unenforceable or void in the absence of a modification holding the Landlord liable to Tenant or to another person for injury, loss, damage or liability arising from Landlord's omission, fault, negligence or other misconduct on or about the Premises, or other areas of the Property appurtenant thereto or used in connection therewith and not under Tenant's exclusive control, then such provision shall be deemed modified as and to the extent (but solely to the extent) necessary to render such provision enforceable under applicable law. The foregoing shall not affect the application of Section 8.8 of this Lease to limit the assets available for execution of any claim against Landlord.

          8.9.13.    Reservation.    Provided Landlord continues to provide to Tenant throughout the Term hereof the required Parking Allocation, nothing set forth in this Lease shall be deemed or construed to restrict Landlord from making any modifications to, or to reconfigure, any of the parking and/or Common Areas serving the Property, and Landlord expressly reserves the right to make any modifications or reconfigurations to such areas as Landlord may deem appropriate, including but not limited to, the addition or deletion of temporary and/or permanent improvements therein, and/or the conversion of areas now dedicated for the non- exclusive common use of tenants (including Tenant) to the exclusive use of one (1) or more tenants or licensees within the Building

          8.9.14.    Certain Terminology.

            A     The terms "including," "includes" and terms of like import shall be interpreted to mean "including, but not limited to" and/or "includes, without limitation."

            B     The terms "herein," "hereunder," "hereinbelow," "above" and/or "below", and any terms of like import, shall be interpreted to mean this Lease as a whole, and not merely the Section, paragraph or subparagraph within which such term is set forth.

            C     The term "Landlord's Agents," shall mean Landlord's agents, employees, contractors and subcontractors.

            D     The term "Tenant's Agents" shall mean Tenant's agents, employees, contractors, subcontractors, assignees, sublessees, licensees and, while within the Premises, invitees and business visitors.

            E     As used in all provisions of this Lease (i) where Tenant is agreeing to assume responsibility for certain conduct, actions and/or omissions of "Tenant," the term "Tenant" shall be construed to mean Tenant and Tenant's Agents, and (ii) where Landlord is agreeing to assume responsibility for certain conduct, actions and/or omissions of "Landlord," the term "Landlord" shall be construed to mean Landlord and Landlord's Agents.

          8.9.15.    Deed of Lease.    To the extent required under applicable Law to make this Lease legally effective, this Lease shall constitute a deed of lease.

          8.9.16.    Declaration of Lease Commencement.    Landlord and Tenant hereby agree to execute a Declaration, in the form attached hereto as Exhibit B, to confirm the Rent Commencement Date and the Lease Expiration Date. Failure to execute said Declaration shall not affect the Rent Commencement Date or the Lease Expiration Date.

          8.9.17.    Survival.    All provisions of this Lease which (i) contemplate that the parties will take an action or pay a sum of money within a time frame that may elapse after the expiration or earlier termination of the Term, (ii) provide indemnity against Claims arising out of acts or omissions occurring during the Term even if such Claims are not asserted or resolved until after the expiration or earlier termination of the Term, and/or (iii) impose liability for damages due to acts, omissions or Events of Default occurring during the Term even if such damages are not asserted or incurred until after the expiration or earlier termination of the Term, shall, to the extent the obligation created under the applicable provision is not fully satisfied as of the date of expiration or earlier termination of the Lease, survive such expiration or termination (and shall not be merged therein).

          8.10.    WAIVER OF JURY TRIAL.    LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ARISING OUT OF THIS LEASE, OR THE USE AND OCCUPANCY OF THE PREMISES. TENANT HEREBY WAIVES THE RIGHT TO INTERPOSE ANY NON-MANDATORY COUNTERCLAIM IN ANY SUMMARY PROCEEDING BROUGHT BY LANDLORD AFTER AN EVENT OF DEFAULT, PROVIDED THAT (1) TENANT WILL NOT BE DEEMED TO HAVE WAIVED THE RIGHT TO ASSERT ANY SUCH NON-MANDATORY COUNTERCLAIM AS A DIRECT CLAIM AGAINST LANDLORD IN A SEPARATE ACTION AGAINST LANDLORD, AND (2) TENANT SHALL NOT SEEK TO CONSOLIDATE SUCH SEPARATE PROCEEDING WITH ANY SUCH SUMMARY PROCEEDING BROUGHT BY LANDLORD AGAINST TENANT.

9.    EXHIBITS TO LEASE.

        The following additional schedules are attached hereto and made a part of this Lease:

EXHIBIT A-1	Location and Dimensions of Premises
EXHIBIT A-2	Legal Description of Land
EXHIBIT B	Declaration of Lease Commencement
EXHIBIT C	Work Agreement
EXHIBIT D	Rules and Regulations
EXHIBIT E	Building Specifications
EXHIBIT F	Intentionally Omitted
EXHIBIT G	Form of Estoppel Certificate
EXHIBIT H	Form of Notice of Lease
EXHIBIT I	Plan of Offer Space

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:
WELLSFORD/WHITEHALL HOLDINGS, L.L.C., a Delaware limited liability company
By:	/s/ RICHARD R. PREVIDI Name: Richard R. Previdi Authorized Signatory
TENANT:
TECHTARGET.COM, INC., a Delaware corporation
By:	/s/ ERIC SOCKOL Name: Eric Sockol Title: President/Vice President
By:	/s/ ERIC SOCKOL Name: Eric Sockol Title: Treasurer/Assistant Treasurer

EXHIBIT A-1
Location and Configuration of the Premises

[See attached]

A-1

EXHIBIT A-2
Legal Description of the Land

        That certain parcel of land situate in Needham in the County of Norfolk and in the Commonwealth of Massachusetts, bounded and described as follows:

          Said parcel is shown as lot numbered 3 upon plan numbered 29185A, which is filed in Norfolk Registry District with Certificate No. 72051, Sheet 1, Book 361, the same being compiled from a plan drawn by Cheney Engineering Co. dated March 16, 1959, October 27, 1959, July 1962 and additional data on file in the Land Registration office, all as modified and approved by the Land Court. (Excepting fee in Kendrick Street.)

        Also another certain parcel of land situate in said Needham, described as follows:

          Said parcel is shown as lot numbered 20 upon plan numbered 24606A, which is filed in Norfolk Registry District with Certificate No. 56443, Sheet 5, Book 283, the same being compiled from a plan drawn by William S. Crocker, Civil Engineer dated September 11, 1953, November 30, 1953, September 25, 1953, October 28, 1953, February 2, 1954, February 8, 1954, March 30, 1954, November 29, 1954 and September 1, 1955 and additional data on file in the Land Registration office, all as modified and approved by the Land Court. (Excepting fee in Kendrick Street.)

A-2

EXHIBIT B
Declaration of Lease Commencement

        Attached to and made part of the Lease dated the         day of                        , 200  , entered into by and between Wellsford/Whitehall Holdings, L.L.C., as Landlord, and TechTarget.com, Inc., as Tenant (the "Lease").

        Landlord and Tenant do hereby declare that the Rent Commencement Date (as defined in the Lease) is hereby established to be                        and that the Lease Expiration Date (as defined in the Lease) is hereby established to be                        . The Lease is in full force and effect as of the date hereof.

        EXECUTED as of the        day of                        , 200  .

LANDLORD:
WELLSFORD/WHITEHALL HOLDINGS, L.L.C., a Delaware limited liability company
By:	/s/ RICHARD R. PREVIDI Name: Richard R. Previdi Authorized Signatory
TENANT:
TECHTARGET.COM, INC., a Delaware corporation
By:	/s/ ERIC SOCKOL Name: Eric Sockol Title: President/Vice President

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EXHIBIT C
Work Agreement

1.     DEFINED TERMS.

        The terminology herein shall have the same meaning ascribed to such terminology within the Lease. In addition, the following terms shall have the following meanings:

          "Building Permit Date" shall mean the date upon which a building permit for the TI Work is first issued by the applicable governmental authority to Tenant (and/or any contractor, architect or permit expediter processing such building permit on Tenant's behalf).

          "Change Order" shall have the meaning set forth in Section 4, below.

          "Construction Documents" shall mean the construction drawings for the TI Work, as approved (and/or deemed approved) by Landlord and Tenant, as the same may be modified (i) by Change Orders, and/or (ii) to meet the requirements of a reviewing governmental authority and comply with Laws as part of the process of obtaining the issuance of building permits or other approvals for the TI Work, provided any material modifications to the approved Construction Documents required by a reviewing governmental authority for the issuance of a building or other permit required to perform the TI Work shall be subject to Landlord's reasonable approval.

          "Construction Document Approval" shall mean Landlord's final written approval of the Construction Documents pursuant to Paragraph 1(b) below.

          "Costs" shall mean all hard and soft costs associated with the design, review, permitting, supervision, construction and contracting of the TI Work and all change orders.

          "Improvement Allowance" shall mean an amount equal to $247,120, based on a rate of $20 per rentable square foot of the Additional Premises.

          "Landlord Delay(s)" shall mean actual delay in the performance of the TI Work which Tenant can demonstrate is attributable to (i) the actions, omissions or interference of Landlord or Landlord's Agents with respect to any aspect of the performance of the TI Work, (ii) any delay by Landlord in the review and approval of any Construction Documents submitted to it for review and/or approval beyond the time periods provided for herein which causes actual delay in the issuance of a building permit to Tenant, and (iii) any delay in the completion of Base Building Work not caused by Tenant Delay. In calculating the duration of any Landlord Delay, such duration shall be based upon the actual number of days of delay in the completion of the TI Work attributable to the causes described in clauses (i) and (ii), above.

          "Premises Delivery Date" shall mean the date upon which Landlord tenders possession of the Additional Premises to Tenant such that Tenant can commence the TI Work promptly upon taking possession.

          "Space Plan" shall mean the Space Plan to be approved by the parties in their reasonable discretion. Tenant agrees to deliver the Space Plan to Landlord for approval, which approval shall not be unreasonably withheld or delayed, as soon as practicable but in no event later than thirty (30) days after the Lease execution.

          "Substantial Completion of the TI Work" and phrases of a similar nature shall mean that the TI Work shall have been completed in accordance with the Construction Documents, other than (A) items that require an unusually long lead time for procurement and/or installation, and (B) "punch list" items and other minor defects which will not unreasonably interfere with Tenant's ability to lawfully occupy the Premises or prevent the issuance of an final inspection approvals and an occupancy permit or its equivalent. Tenant shall be responsible for obtaining all governmental inspection and other approvals with regard to the TI Work and/or which are necessary to permit Tenant to install its furniture, fixtures and equipment in, and to occupy, the Premises lawfully.

          "Tenant's Contractor" means the general contractor selected by Tenant to perform the TI Work, which general contractor shall be subject to Landlord's prior-approval, not to be unreasonably withheld.

          "Tenant's Representative" shall mean                        , or any other representative appointed by Tenant of which Landlord is notified. Tenant's Representative shall have the power to bind Tenant with respect to all matters arising under this Exhibit C. In addition, and notwithstanding Section 8.3 of the Lease to the contrary, Tenant agrees that notices or transmittals given by Landlord to Tenant's Representative pursuant to this Exhibit C shall be deemed duly delivered to Tenant for all purposes of the Lease (effective as of the earlier to occur of actual receipt or refusal of such delivery by Tenant's Representative).

          "TI Work" shall mean all work shown on the Construction Documents.

2.     PREPARATION OF PLANS AND SPECIFICATIONS.

        (a)   On or before thirty (30) days from the execution hereof, Tenant shall cause construction drawings for the TI Work ("Construction Drawings") consistent with the Space Plan to be completed. Tenant agrees that it shall engage BER, Inc. as its MEP engineer for the TI Work.

        (b)   Within ten (10) business days after receipt of any Construction Drawings, Landlord shall return such Construction Drawings to Tenant with its objections, suggested modifications and/or approval (which suggested objections and suggested modifications are herein referred as "Landlord Modifications"). Unless Tenant has an objection to any Landlord Modifications, said Construction Drawings shall thereafter be revised by Tenant to reflect the applicable changes. If, upon receipt of any Landlord Modifications, Tenant wishes to take exception thereto, Tenant may do so within five (5) business days after Tenant's receipt of such Landlord Modifications. In such event, Tenant shall deliver revised Construction Drawings to Landlord prior to the expiration of such five (5) Business Day period reflecting all matters with which Tenant was in agreement, and identifying all matters with which Tenant was not in agreement with reasonable specificity. Landlord shall grant its approval or disapproval thereto, and/or state any further objections or proposed modifications, within ten (10) business days after receipt thereof. After the first submission and resubmission, Landlord and Tenant agree (i) to restrict further objections or disputes to matters which have not previously been agreed upon or accepted by the other party, (ii) to deliver revised submissions or objections within a ten (10) Business Day period, and (iii) to confer regularly in a good faith effort to resolve all matters in dispute expeditiously. The parties shall, in all events, attempt to reach final agreement on the Construction Drawings as soon as possible. Each party agrees that its failure to respond to a submission or resubmission within the above-referenced time frames shall constitute such party's acceptance of the submission or resubmission in question, or, to the extent applicable, a delay caused by the delinquent party.

        (c)   Within five (5) days after Construction Document Approval and after consultation with Landlord, Tenant shall submit an application for, and diligently pursue, issuance of a building permit (and any other approvals required) for the TI Work. Tenant shall provide Landlord with copies of all written comments, responses, approvals, disapprovals and/or other correspondence received from all applicable governmental authorities in connection with such application, and shall otherwise keep Landlord informed regarding the processing of Tenant's building permit application. In the event Tenant is unable to obtain the building permit within thirty (30) days after application therefor, Tenant shall authorize Landlord to diligently pursue the issuance of the building permit at Tenant's sole and reasonable cost and expense, which Landlord shall use diligent efforts to obtain within ninety (90) days after such Tenant authorization.

3.     DELIVERY OF POSSESSION.

        The parties acknowledge that Tenant is currently in possession of the Initial Premises and as of the date hereof, Tenant accepts the Initial Premises in their "as is, where is" condition. Landlord shall tender possession of the Additional Premises to Tenant on the Premises Delivery Date. Within two (2) business days after Landlord tenders possession of the Additional Premises to Tenant, Tenant and a representative of Landlord shall jointly inspect the Additional Premises, and Tenant shall be deemed    •    to have accepted possession of the Additional Premises (in their condition as of the Premises Delivery Date) effective upon the earlier of (i) the date of such joint inspection, or (ii) the second (2nd) business day after Landlord tenders possession of the Additional Premises to Tenant. In no event shall Tenant's failure or refusal to attend such joint inspection, or to accept tender of possession of the Additional Premises, affect the Premises Delivery Date, or Tenant's deemed acceptance of the Additional Premises.

4.     PERFORMANCE OF TI WORK.

        (a)   Promptly after the Premises Delivery Date and subject to Tenant receiving a building permit for the TI Work, Tenant shall commence, and use reasonable speed and diligence to perform, the TI Work, in order to achieve Substantial Completion of the TI Work as soon as is reasonably practicable. Except as provided herein, no deviation from the Construction Documents shall be made by Tenant except by written Change Order approved by Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall be responsible for all Costs of the TI Work. Within sixty (60) days of Substantial Completion of the TI Work, Tenant shall provide Landlord with an auto-CAD file of as-built plans and specifications of the TI Work.

        (b)   The performance of TI Work by Tenant or under Tenant's supervision shall be governed by all covenants and agreements set forth in Section 4.2 of the Lease with regard to Alterations, as if such provisions were fully restated herein and expressly made applicable to the performance of TI Work. Without limitation, Tenant will enter into one or more construction contracts for the performance of the TI Work by the Tenant's Contractor, and will deliver a true, correct and complete copy of such construction contract(s), with any dollar amounts redacted if Tenant so desires, to Landlord promptly after execution.

        (c)   Landlord will have the right to inspect the performance of the TI Work by Tenant's Contractor and any subcontractor(s), and Tenant agrees to cooperate with Landlord to facilitate such inspections, including, without limitation, notifying Landlord prior to any and all government inspections of the TI Work so that Landlord's construction manager can be present for such inspections. Landlord shall use reasonable and diligent efforts not to interfere unreasonably with the performance of the TI Work during the course of any inspections by Landlord pursuant to this subparagraph.

        (d)   All TI Work shall be warranted to be free from defects in design and workmanship for a period of not less than one (1) year from Substantial Completion of the TI Work.

        (e)   Landlord shall be notified not less than three (3) business days in advance of, and shall have the right to participate in, any inspection of the TI Work by Tenant or its architect in which a punch list for such work is intended to be prepared, and shall further have the right to require the inclusion of any bona fide punch list items on such punch list.

        (f)    Tenant shall have no right to enter the Additional Premises prior to the Premises Delivery Date. However, in the event Landlord consents in its discretion to any such entry, such entry shall be subject to all of the terms and conditions of the Lease, except for the obligation to pay Rent (which will not be applicable until the. Rent Commencement Date, as provided in the Lease). Tenant shall bear the full risk of loss for any materials, equipment or other property which are brought into the

Building or the Premises (including the Initial Premises) as part of the TI Work (which shall be stored or installed in the Premises at Tenant's sole risk). Tenant shall notify Landlord at least three (3) business days prior to the date upon which Tenant requests to enter the Additional Premises for the purpose of performing any measurements or other preconstruction activities prior to the Premises Delivery Date. Landlord shall use reasonable efforts to accommodate Tenant for such limited entries.

5.     PAYMENT OF COSTS; IMPROVEMENT ALLOWANCE.

        (a)   Tenant shall be responsible for the payment of all Costs for the TI Work. Failure by Tenant to pay the costs associated with the TI Work on a timely basis so as to avoid the assertion of any statutory and/or common law lien against the Premises, Buildings or Property shall constitute an Event of Default by Tenant for all purposes of the Lease. Subject to the provisions of Section 6.1.8 but without limiting Landlord's rights and remedies due to such Event of Default by Tenant, if Tenant fails to pay such Costs on or before five (5) days after receipt of Landlord's notice of the non-payment thereof, Landlord shall have the right (but not the obligation) to pay such costs to the extent unpaid, and bill Tenant for (or deduct from the Improvement Allowance) any amount so paid by Landlord.

        (b)   Landlord agrees to fund the Improvement Allowance as its total financial obligation with respect to the TI Work. Costs to be applied against the Improvement Allowance. shall include architectural and engineering fees and expenses, permit and inspection fees, and costs of labor and materials. The Improvement Allowance shall be paid to Tenant within thirty (30) days following Landlord's receipt of all of the following items:

          (i)    a payment request seeking the Improvement Allowance, with supporting invoices which document that the Costs are equal to or greater than the Improvement Allowance;

          (ii)   a certificate of Tenant's architect to Landlord and any other party reasonably designated by Landlord (such as Landlord's mortgagee, if any) certifying as to Costs and to the Substantial Completion of the TI Work in accordance with the Construction Documents, subject to any punch list items to be completed;

          (iii)  a copy of the temporary or final certificate of use and occupancy (or its equivalent) issued to Tenant by the applicable governmental authority with respect to the entire Premises;

          (iv)  a copy of complete as-built plans and specifications for the TI Work;

          (v)   Lien Releases for the TI Work.

Upon receipt and approval of all such items, Landlord shall be obligated to disburse the Improvement Allowance to Tenant. Any unused portion of the Improvement Allowance shall be credited to Tenant and applied against the next ensuing installments of Base Rent.

SCHEDULE C-1
Tenant's Space Plan

[to be delivered post-Lease execution]

EXHIBIT D
Rules and Regulations
117 Kendrick Street, Needham, MA.

        1.     The sidewalks, halls, passages, exits, entrances, elevators and stairways of the Building shall not be obstructed by Tenant or used by Tenant for any purpose other than for ingress to and egress from the Premises. The halls, passages, exits, entrances, elevators, and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the building and its Tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities.

        2.     No sign, placard, picture, name, advertisement or notice, visible from the exterior of the Premises shall be inscribed, painted, affixed or otherwise displayed by any Tenant on any part of the Building without the prior written consent of Landlord.

        3.     Tenant shall not allow a fire or bankruptcy sale or any auction to be held on the Premises or allow the Premises to be used for the storage of merchandise held for sale to the general public.

        4.     Tenant shall not allow the Premises to be used for lodging, however, cooking shall be permitted by Tenant on the Premises.

        5.     Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord in writing or as specifically provided in the Lease. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant's, its agents', employees' or contractors' carelessness or indifference in the preservation of good order and cleanliness of the Building.

        6.     Tenant shall not alter any lock or install a new or additional -lock or any bolt on any door of the Premises without in each case promptly furnishing Landlord with a key for any such lock. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys and key cards to doors in the Building which shall have been furnished to the Tenant.

        7.     Tenant shall not use, permit or keep in the Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material other than limited quantities thereof reasonably necessary for the operation and maintenance of office equipment, or, without Landlord's prior written approval, use any method of heating or air conditioning other than that supplied by Landlord. Tenant shall not use or keep or permit to be used or kept any foul obnoxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or to other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other Tenants or those having business therein.

        8.     Landlord shall have the right, exercisable on not less than five (5) business days' notice to Tenant, without liability to any tenant, to change the name and street address of the Building, and Landlord shall reimburse Tenant for the cost to replace its existing stock of business cards and stationery provided that same include the name or street address of the Building.

        9.     In the case of bona fide invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord's opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate, including closing doors.

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        10.   Tenant shall ensure the doors of the Premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before Tenant or Tenant's employees leave the Premises, so as to prevent waste or damage.

        11.   The toilet rooms, toilets, urinals, wash basins and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this rule by Tenant shall be borne by Tenant.

        12.   Except with the prior written consent of Landlord, Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises, nor shall the Premises be used for manufacturing of any kind, or any business or activity other than that specifically provided for in the Lease.

        13.   Hand trucks shall not be used in any space or public halls of the Building, either by Tenant or any other occupant of the Building, except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve, No other vehicles of any kind shall be brought by Tenant into the building or kept in or about the Premises.

        14.   Tenant agrees to coordinate all moving activity of office equipment and furniture in and out of the Building with Landlord or Landlord's agent, and to use the services of an insured professional moving company.

        15.   Tenant shall store its trash and garbage within the Premises. No material shall be placed in the trash boxes, receptacles or common areas if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the locality in which the Premises is located, without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Landlord shall designate.

        16.   Tenant agrees not to allow or keep any animals or pets of any kind on the Premises, except those seeing-eye dogs which are for the direct purpose of aiding and assisting the visually impaired.

        17.   The requirements of the Tenant will be attended to only upon application by telephone or in person at the office of Landlord or Landlord's agent. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

        18.   Smoking is not allowed in the Building, and shall be permitted outside the Building only within designated smoking areas.

        19.   These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building, provided that, in the event of any irreconcilable conflict between theses Rules and Regulations and the express terms of any Lease to which they are attached, the terms of such Lease shall be controlling.

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EXHIBIT E

BUILDING SERVICES
117 Kendrick Street
Needham, MA 02492

Normal Business Hours:

        From 7:00 A.M. to 7:00 P.M. on weekdays, and from 8 a.m. to 1 p.m. on Saturday; excluding Holidays.

Holidays:

        New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day, and Christmas Day. All other Holidays will be determined based on the Tenants working in the building.

Basic Building Services:

        1.     During Normal Business Hours and from 8:00 A.M. 1:00 P.M. on Saturday, electricity to the Premises for the operation of heating, ventilation and air-conditioning ("HVAC") service in accordance with the specifications set forth in Schedule E-1. Landlord shall not be required to supply electrical service for equipment that consumes more than 7 watts per square foot.

        2.     At all times, electricity to the Premises for lighting and for the operation of normal and customary office machines.

        3.     Hot and cold water to common area restrooms.

        4.     Elevator service (with at least one elevator subject to call at all times).

        5.     Janitorial Services, consisting of toilet cleaning and restroom supply, common area and in-suite janitorial services, and window washing on weekdays (excluding Holidays) in accordance with the specifications set forth in Schedule E-2.

        6.     24 hours per day/7 days per week access to the Building via key card system.

Additional HVAC Service:

        If requested by Tenant, Landlord shall furnish HVAC service at times other than Normal Business Hours at the cost of such service as established from time to time by Landlord, and shall be paid by Tenant as additional rent as provided in Section 2, above. Tenant must notify Landlord (through the individual or calling procedure established by Landlord's property manager to serve such function) no later than 1:00 p.m. on a business day for after-hours HVAC service that day, and no later than 1:00 p.m. on Friday or the day before a holiday for after-hours HVAC service for the following weekend or holiday.

SCHEDULE E-1
HVAC Performance Specifications

HVAC Service:

        The HVAC System serving the Premises shall have the capability to provide a thermal environment to satisfy the following conditions:

        Cooling Season:    Maintain room conditions of 76 F. dry bulb and 55% relative humidity when the coincident outside conditions do not exceed 91 F. dry bulb and 73 F. wet bulb.

        Heating Season:    Maintain room conditions of 72 F. dry bulb when the outside air temperature is not less than 9 F. dry bulb.

        The above conditions shall be maintained, based on the following:

          (a)   Lighting and equipment heat load of 7 watts/square foot of occupied space.

          (b)   People load of one person per 150 square feet

          (c)   20 CFM fresh air per person.

        All other specifications for the base building HVAC Systems, electrical systems and other Building Systems are as set forth in the Approved Base Building Plans.

SCHEDULE E-2
Janitorial Specifications

I. LANDLORD JANITORIAL SPECIFICATION:

        The foregoing janitorial services are to be construed to apply to the facilities described solely to the extent located within the Common Areas of the Building, and not within the Premises:

GENERALLY

DAILY:

1.
Empty and damp wipe clean all ashtrays.

2.
Where sand urns are used, remove all debris and smooth or replace sand.

3.
Empty all Common Area trash receptacles; wipe out with damp cloth if necessary, replace plastic liners and remove trash to designated areas.

4.
All loose trash (marked by tenants as "TRASH") to be removed to designated areas.

5.
Spot clean all washable wail, partition and door surfaces.

6.
Clean and sanitize all drinking fountains. Polish stainless steel and chrome.

7.
Vacuum all carpeted floors with a heavy duty commercial vacuum cleaner.

8.
Dust mop all resilient tile, parquet, quarry, ceramic, raised computer floors and other special floor coverings and treat with the appropriate methods and material.

9.
Dust mop all resilient tile and other non-carpeted floor surfaces.

10.
Turn off all lights.

WEEKLY

1.
Dust all vertical surfaces

2.
Spot clean all partitions and window glass (removing fingerprints, smudges, etc.)

3.
Spray buff all resilient tile floors.

4.
Broom sweep or vacuum all stair and landings.

ANNUALLY

        Strip and refinish all resilient tile floors, applying two (2) coats of metal interlock floor finish. (Regardless of whose approval or direction, no materials will be applied that would cause a hazardous situation or slippage.)

LAVATORIES:

DAILY:

1.
Clean, sanitize and polish all vitreous fixtures including toilet bowls, urinals and sinks, using a germicidal detergent solution.

2.
Mop all lavatory floors.

WINDOWS:

        Clean exterior surfaces of all windows semi-annually.

EXHIBIT F

Form of Guaranty

GUARANTY

        United Communications Group Limited Partnership, a Maryland limited partnership (hereinafter called "Guarantor"), having an office at 11300 Rockville Pike, Suite 1100, Rockville, Maryland 20852-3030, Attention: Todd Foreman, has requested Wellsford/Whitehall Holdings, L.L.C., a Delaware limited liability company (hereinafter called "Landlord"), having an office at c/o Archon Atlantic, Stony Brook Office Park, 130 Turner Street, Building 1, Waltham, Massachusetts 02453 to enter into that certain lease (hereinafter called "the Lease") dated October    , 2003 between Landlord and TeehTarget.com, Inc., a Delaware corporation (hereinafter called "Tenant"), having an office at 117 Kendrick Street, Needham, Massachusetts 02494, covering certain space in Needham, Massachusetts, and in order to induce Landlord to enter into the Lease and in consideration of Landlord's entering into the Lease, Guarantor hereby guarantees, unconditionally and absolutely, to Landlord, its successors and assigns (without requiring any notice of nonpayment, nonkeeping, nonperformance or nonobservance or proof of notice or demand whereby to charge Guarantor, all of which Guarantor hereby expressly waives), the full and faithful keeping, performance and observance of all the covenants, agreements, terms, provisions and conditions of the Lease provided to be kept, performed and observed by Tenant (expressly including, without being limited to, the payment as and when due of the fixed rent, additional rent, charges and damages payable by Tenant under the Lease) and the payment of any and all other damages for which Tenant shall be liable by reason of any act or omission contrary to any of said covenants, agreements, terms, provisions or conditions, such payment and performance to be made or performed by Guarantor forthwith upon a default by Tenant which continues beyond any applicable notice and cure periods provided in the Lease.

        As a further inducement to Landlord to enter into the Lease and in consideration thereof, Guarantor represents and warrants that:

        (a)   Guarantor is under common ownership and control with Tenant, and

        (b)   this Guaranty has been duly authorized by all necessary corporate action on Guarantor's part, has been duly executed and delivered by a duly authorized officer, and constitutes Guarantor's valid and legally binding agreement in accordance with its terms.

        As a further inducement to Landlord to enter into the Lease and in consideration thereof, Guarantor hereby expressly covenants and acknowledges as follows:

        (1)   The obligations hereunder of Guarantor shall not be terminated or affected in any way or manner whatsoever by reason of Landlord's resort, or Landlord's omission to resort, to any summary or other proceedings, actions or remedies for the enforcement of any of Landlord's rights under the Lease or with respect to the premises thereby demised or by reason of any extensions of time or indulgences granted by Landlord, or by reason of the assignment or surrender of all or any part of the Lease or the term and estate thereby granted or all or any part of the premises demised thereby except to the extent that Tenant is released in writing by Landlord from any obligation in connection with any such assignment or surrender or except to the extent specifically provided for in the Lease. The liability of Guarantor is coextensive with that of Tenant and also joint and several, and action or suit may be brought against Guarantor and carried to final judgment and/or completion and recover had, either with or without making Tenant a party thereto. Insofar as the payment by Tenant of any sums of money to Landlord is involved, this Guaranty is guaranty of payment and not of collection and shall remain in full force and effect until payment in full to Landlord of all sums payable under the Lease. Guarantor waives any right to require that any action be brought against Tenant or to require that resort be had to any security or to any other credit in favor of Tenant.

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        (2)   If the Lease shall be renewed, or its term extended, for any period beyond the date specified in the Lease for the expiration of said term, or if additional space shall be included in, or substituted for all or any part of, the premises demised by the Lease, or if the Lease be modified by agreement between Landlord and Tenant in any other similar or dissimilar respect, and provided Guarantor has previously consented thereto in writing, the obligations hereunder of Guarantor shall extend and apply with respect to the full and faithful keeping, performance and observance of all of the covenants, agreements, terms, provisions and conditions which under such renewal of the Lease or extension of its term and/or with respect to any such additional space, or which under any supplemental indenture or new lease or modification agreement, entered into for the purpose of expressing or confirming any such renewal, extension, inclusion, substitution or modification, are to be kept, performed and observed by Tenant (expressly including, without being limited to, the payment as and when due of fixed rent, additional rent, charges and damages provided for thereunder) and the payment of any and all other damages for which Tenant shall be liable by reason of any act or omission contrary to any of said covenants, agreements, terms, provisions or conditions.

        (3)   Neither the giving nor the withholding by Landlord of any consent or approval provided for in the Lease shall affect in any way the obligations hereunder of Guarantor; provided that Landlord shall not be in default under the Lease for such giving or withholding of consent.

        (4)   Neither Guarantor's obligation to make payment in accordance with the terms of this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed, stayed, released or limited in any manner whatsoever by any impairment, modification, change, release, limitation or stay of the liability of Tenant or its estate in bankruptcy or any remedy for the enforcement thereof, resulting from the operation "of any present or future provision of the Bankruptcy Code of the United States or other statute or from the decision of any court interpreting any of the same, and Guarantor shall be obligated under this Guaranty as if no such impairment,, stay, modification, change, release or limitation had occurred.

        (5)   This Guaranty, and all of the terms hereof, shall be binding on Guarantor and the successors, assigns, and legal representatives of Guarantor.

        (6)   Guarantor hereby waives the right to trial by jury in any action or proceeding that may hereafter be instituted by Landlord against Guarantor in respect of this Guaranty.

        (7)   The Lease and this Guaranty shall be interpreted under the laws of the Commonwealth of Massachusetts.

        (8)   If Landlord prevails in any proceeding with respect to the enforcement of this Guaranty, Guarantor will pay upon demand to Landlord all Landlord's expenses, including, but not limited to, reasonable attorneys' fees, in enforcing this Guaranty.

        (9)   Guarantor's obligations under this Guaranty shall expire on July 31, 2006.

Dated: October    , 2003

United Communications Limited Partnership

By: UCG, Inc., its General Partner		Attest:
By:
Name:
Title:

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EXHIBIT G
Form of Estoppel Certificate

TENANT'S ESTOPPEL CERTIFICATE

PROPERTY:
LEASED PREMISES:
LANDLORD:
LEASE DATED:	("Lease")

        The undersigned tenant ("Tenant"), in recognition that                                                 (together with its successors and assigns,["Purchaser")] ["Lender")] [intends to purchase] [is providing financing for] the Property, hereby certifies to Landlord and [Purchaser] [Lender] that:

        1.     Tenant has accepted possession of the Premises pursuant to the Lease. A true and accurate copy of the Lease is attached hereto. The Term commenced on                        . The expiration date of the Term, excluding any unexercised renewals and extensions, is                        . Tenant has not assigned its rights under the Lease or sublet any portion of the leased premises [except as follows:                        ]. The Lease is dated                        and has not been amended except as follows: [List the dates of any amendments or modifications of the Lease.]

        2.     Any improvements required by the terms of the Lease to be made by Landlord have been completed to the satisfaction of Tenant in all respects, and Landlord has fulfilled all of its duties under the Lease, including without limitation satisfaction of any tenant improvement allowance obligations thereunder.

        3.     Except as disclosed in Paragraph I above, the Lease has not been assigned, modified, supplemented or amended in any way. The Lease constitutes the entire agreement between the parties and there are no other agreements or understandings between Landlord and Tenant concerning the Premises. The undersigned does not have (a) any option or preferential right to (i) purchase all or any part of the Premises or the building of which the Premises are a part, (ii) lease additional space within the Building, (iii) cancel or terminate the Lease prior to the scheduled expiration date except for rights of termination arising under the provisions of Exhibit C of the Lease or under the casualty and condemnation provisions of the Lease, to the extent applicable, or (iv) surrender space back to Landlord, [except as follows:                        ] or (b) any right, title or interest with respect to the Premises or such building other than as Lessee under the Lease.

        4.     The Lease is valid and in full force and effect, and to the best of Tenant's knowledge, neither Landlord nor Tenant is in default thereunder. Tenant has no defense, setoff or counterclaim against Landlord arising out of the Lease or against the payment of rent or other charges under the Lease or in any way relating thereto, or arising out of any other transaction between Tenant and Landlord, and no event has occurred and no condition exists, which with the giving of notice or the passage of time, or both, will constitute a default under the Lease. Tenant is current in the payment of any taxes, utilities, common area maintenance or other charges to be paid by Tenant.

        5.     There are no actions, whether voluntary or involuntary, pending against Tenant under any insolvency, bankruptcy or other debtor relief laws of the United States of America or of the State of                        .

        6.     The Monthly Base Rent presently payable under the Lease is $            . Landlord is holding a Security Deposit in an amount equal to $                        .

        7.     No rent or other sum payable under the Lease has been paid more than one month in advance. Tenant is not entitled to any credit against any rent or other charges under the Lease, or any other rent concession under the Lease, including without limitation any such remaining credit (i.e., not previously applied against rent prior to the date hereof), whether arising from any unused tenant improvement allowance or otherwise, except as follows (f applicable, explain basis for credit and amount of remaining credit) :                                                                          .

        8.     [IF GIVEN TO A LENDER: Tenant acknowledges that: the Lease will be assigned to [LENDER'S NAME] as lender, and Tenant has received no notice of a prior assignment, hypothecation or pledge of the Lease or the rents;]

        9.     [IF GIVEN TO A LENDER: All notices and other communications from Tenant to Lender shall be in writing and shall be delivered or mailed by registered mail, postage paid, return receipt requested, addressed to:

        [INSERT LENDER NAME AND NOTICE ADDRESS]

or at such other address as Lender or its successors, assigns or transferees shall furnish to Tenant in writing.]

Date:                  , 20    .

Tenant:

By:
Name:
Title:
By:
Name:
Title:

[Guarantor's Acknowledgment Continues on the Following Page]

GUARANTOR'S ACKNOWLEDGMENT

        The undersigned (a) has guaranteed the obligations of the Tenant under the Lease referred to above, (b) consents to the matters set forth above and agrees to be bound thereby, and (c) acknowledges that the guaranty executed by the undersigned is in full force and effect and will not be supplemented, modified, amended or terminated without the prior written consent of the Lender.

Guarantor:

By:
Name:
Title:
By:
Name:
Title:

EXHIBIT H
Form of Notice of Lease

        Pursuant to Massachusetts General Laws Chapter 183, Section 4, as amended, and Chapter 185, Section 71, as amended, notice is hereby given of the following lease (the "Lease"):

Landlord:	WellsfordfWhitehall Holdings, L.L.C., a Delaware limited liability company
Tenant:	TechTarget.com, Inc., a Delaware corporation
Date of Execution:	As of , 2003
Description of Premises:	Approximately 42,330 rentable square feet located in the northeast quadrant of the building commonly known as and located at 117 Kendrick Street, Needham, Massachusetts.
Term of Lease:	The Term of the Lease shall commence on the date of final execution of the Lease and shall expire on December 31, 2009.
Option to Extend:	Tenant has an option to extend the Term of the Lease for one (1) period of sixty (60) months, subject to the terms and conditions more particularly set forth in Section 5.4 of the Lease.

[Signatures commence on the following page]

        This instrument is executed as a notice of the aforesaid Lease and is not intended, nor shall it be deemed to vary or govern the interpretation of the terms and conditions thereof.

LANDLORD:
WELLSFORD/WHITEHALL HOLDINGS, L.L.C., a Delaware limited liability company
By:	Richard R. Previdi, Authorized Signatory
TENANT:
TECHTARGET.COM, INC., a Delaware corporation
By:	Name: Title:

STATE OF

, ss	, 2003

        Then personally appeared the above-named Richard R. Previdi, Authorized Signatory of Wellsford/Whitehall Holdings, L.L.C., known to me to be the person who executed the foregoing instrument and acknowledged the same to be the free act and deed of said Wellsford/Whitehall Holdings, L.L.C., before me,

Notary Public Print Name: My commission expires:

STATE OF

        Then personally appeared the above-named                        ,                         of TechTarget.com, Inc., known to me to be the person who executed the foregoing instrument and acknowledged the same to be the free act and deed of said TechTarget.com, Inc., before me,

Notary Public Print Name: My commission expires:

EXHIBIT I
Plan of Offer Space

[See attached.]

NOTICE OF LEASE

        Pursuant to Massachusetts General Laws Chapter 183, Section 4, as amended, and Chapter 185, Section 71, as amended, notice is hereby given of the following lease (the "Lease"):

Landlord:	Wellsford/Whitehall Holdings, L.L.C., a Delaware limited liability company
Tenant:	TechTarget.com, Inc., a Delaware corporation
Date of Execution:	As of Nov 25th, 2003
Description of Premises:	Approximately 42,330 rentable square feet located in the northeast quadrant of the building commonly known as and located at 117 Kendrick Street, Needham, Massachusetts.
Term of Lease:	The Term of the Lease shall commence on the date of final execution of the Lease and shall expire on December 31, 2009.
Option to Extend:	Tenant has an option to extend the Term of the Lease for one (1) period of sixty (60) months, subject to the terms and conditions more particularly set forth in Section 5.4 of the Lease.

[Signatures commence on the following page.]

        This instrument is executed as a notice of the aforesaid Lease and is not intended, nor shall it be deemed to vary or govern the interpretation of the terms and conditions thereof.

LANDLORD:
WELLSFORD/WHITEHALL HOLDINGS, L.L.C., a Delaware limited liability company
By:	/s/ RICHARD R. PREVIDI Richard R. Previdi, Authorized Signatory
TENANT:
TECHTARGET.COM, INC., a Delaware corporation
By:	/s/ ERIC SOCKOL Name: Title:
By:	Name: Title:

STATE OF NEW JERSEY

County of Morris, ss.	, 2003

        Then personally appeared the above-named Richard R. Previdi, Authorized Signatory of Wellsford/Whitehall Holdings, L.L.C., known to me to be the person who executed the foregoing instrument and acknowledged the same to be the free act and deed of said Wellsford/Whitehall Holdings, L.L.C., before me,

/s/ ROBERT A. LICHT Robert A. Licht Notary Public, State of New Jersey No. 2066313 Qualified in the County of Bergen Commission Expires October 4, 2004

STATE OF MASSACHUSETTS

, ss.	November 05, 2003

        Then personally appeared the above-named Eric Sockol, President of TechTarget.com, Inc., known to me to be the person who executed the foregoing instrument and acknowledged the same to be the free act and deed of said TechTarget.com, Inc., before me,

/s/ JESSICA L. SANDNER Notary Public Print Name: Jessica L. Sandner My commission expires: September 25, 2009

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LEASE By and Between WELLSFORD/WHITEHALL HOLDINGS, L.L.C. (" Landlord ") and TECHTARGET.COM, INC. (" Tenant ") Cutler Lake Corporate Center 117 Kendrick Street Needham, Massachusetts
Table of Contents
LEASE
RECITALS
EXHIBIT A-1 Location and Configuration of the Premises
EXHIBIT A-2 Legal Description of the Land
EXHIBIT B Declaration of Lease Commencement
EXHIBIT C Work Agreement
SCHEDULE C-1 Tenant's Space Plan
EXHIBIT D Rules and Regulations 117 Kendrick Street, Needham, MA.
EXHIBIT H Form of Notice of Lease
EXHIBIT I Plan of Offer Space